Exhibit 99.1

Five Year Summary Selected Consolidated Financial Data

	At December 31,
(Amounts in Thousands, Except Percent and Per Share Data)
	2003	2002	2001	2000	1999
Balance Sheet Summary (at end of period):
Loans, net of unearned income	$1,026,191	$927,621	$904,496	$811,256	$701,716
Loans held for sale	424	865	797	—	—
Allowance for loan losses	14,624	14,410	13,952	12,303	11,900
Securities	482,214	341,599	393,563	283,208	290,807
Assets related to discontinued operations	22,372	71,631	70,267	13,934	4,233
Total assets	1,672,727	1,524,363	1,478,235	1,218,017	1,088,162
Deposits	1,225,536	1,139,628	1,078,260	899,903	833,258
Other indebtedness	144,616	59,172	80,814	126,732	10,192
Liabilities related to discontinued operations	17,992	65,519	64,908	11,585	2,428
Total liabilities	1,497,692	1,371,901	1,345,194	1,097,335	984,674
Stockholders’ equity	175,035	152,462	133,041	120,682	103,488

Summary of Earnings:
Total interest income	$90,641	$92,580	$89,805	$85,673	$76,490
Total interest expense	26,397	32,299	39,847	39,158	32,250
Provision for loan losses	3,419	4,208	5,134	3,986	2,893
Non-interest income	14,542	10,617	10,693	7,841	9,802
Non-interest expense	37,590	32,720	29,939	25,975	26,274
Income from continuing operations before income taxes	37,777	33,970	25,578	24,395	24,875
Income tax expense	11,058	9,740	7,733	7,140	7,850
Income from continuing operations	26,719	24,230	17,845	17,255	17,025
(Loss) income from discontinued operations before income taxes	(2,174)	798	1,958	(278)	(251)
Income tax (benefit) expense	(693)	309	669	(86)	(78)
(Loss) income from discontinued operations	(1,481)	489	1,289	(192)	(173)
Net income	25,238	24,719	19,134	17,063	16,852

Five-Year Selected Financial Data-continued	At December 31,
(Amounts in Thousands, Except Percent and Per Share Data)
Per Share Data:	2003	2002	2001	2000	1999
Basic earnings per common share	$2.27	$2.26	$1.75	$1.62	$1.59
Basic earnings per common share-continuing	2.41	2.22	1.63	1.63	1.61
Basic (loss) earnings per common share-discontinued	(0.14)	0.04	0.12	(0.01)	(0.02)

Diluted earnings per common share	$2.25	$2.25	$1.75	$1.62	$1.59
Diluted earnings per common share-continuing	2.39	2.21	1.63	1.63	1.61
Diluted (loss) earnings per common share-discontinued	(0.14)	0.04	0.12	(0.01)	(0.02)

Cash dividends	$0.98	$0.91	$0.81	$0.78	$0.73
Book value at year-end	15.57	14.02	12.17	11.03	9.80

Selected Ratios:
Return on average assets	1.56%	1.68%	1.49%	1.51%	1.62%
Return on average assets-continuing	1.70	1.72	1.44	1.54	1.63
Return on average equity	15.13	17.16	14.80	15.70	16.23
Return on average equity-continuing	16.02	16.82	13.80	15.88	16.39
Average equity to average assets	10.32	9.79	10.05	9.64	9.96
Average equity to average assets-continuing	10.64	10.22	10.42	9.70	9.97
Dividend payout	43.17	40.16	46.23	48.72	45.83
Risk based capital to risk adjusted assets	14.55	13.33	12.10	12.93	13.22
Leverage ratio	8.83	8.10	7.93	8.37	8.25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     This discussion should be read in conjunction with the Consolidated Financial Statements, notes and tables included throughout this report. All statements other than statements of historical fact included in this report, including statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. As discussed below, the financial statements, footnotes, schedules and discussion within this report have been reformatted to conform to the presentation required in Financial Accounting Standard (FAS) 144 for “discontinued operations” pursuant to the Company’s sale of its mortgage banking subsidiary in August 2004.

EXECUTIVE OVERVIEW

     2003 has been a year of significant opportunities and challenges. Opportunities have been substantial as the Company expanded its business presence into new markets and will enter a new state during 2004. The Company’s presence will expand from its current three-state region to four as it enters Tennessee upon consummation of the PCB Bancorp acquisition announced in December 2003. The acquisition of PCB Bancorp was, as all transactions are evaluated, within the context of FCBC’s commitment to its shareholders and the value that this transaction will create in terms of earnings and earnings potential for the Company’s shareholders. In addition, the Company added market presence and depth with the completed acquisitions of Stone Capital Management, a registered investment advisory firm, in January 2003, as well as The CommonWealth Bank acquisition in June 2003.

     Economy The interest rate environment continues to present a challenge to the Company’s earnings as net interest margins and asset yields have declined in response to the historically low interest rate environment. Net interest margin is managed, to the extent possible, by securing lower funding cost and passing a portion of the reductions to depositors. The impact of the current economic cycle and interest rate environment is not anticipated to continue its current trend. Nonetheless, the timing and extent of changes is impacted by many variables and is currently unknown. However, the Federal Reserve has indicated its willingness to be patient in removing policy accommodation in setting the Federal Reserve’s current monetary policy.

     Mortgage Industry Although the low interest rate environment in 2003 fueled unprecedented mortgage origination volume, it also came at a time when mortgage and mortgage-backed index rates were very volatile. The first half of the year was favorable as rates remained relatively stable. However, the latter half of 2003 saw fluctuations in mortgage rates which caused many borrowers to lock, unwind and relock positions or not act at all pending hopes for further rate reductions. The impact of the rate swings was significant on the volume of rate locks outstanding at year end 2003 in comparison to 2002 and resulted in increased hedging costs at a time when the value of loans began to decline.

The industry forecast and economic outlook for 2004 mortgage originations was substantially lower than 2003. As a result of the less favorable outlook for the mortgage banking operations and weaker results in the second half of 2003 and part of 2004, the Company elected to explore opportunities to exit the mortgage banking business. In the second quarter of 2004, the Company formalized its intent to dispose of UFM and adopted the reporting for “Discontinued Operations” under FAS 144. In accordance with the provisions of FAS 144, the assets and liabilities of the mortgage banking operations were segregated on the Company’s balance sheets and the operations of UFM were combined under the income statement heading “Income (Loss) from discontinued operations”. All prior periods have been restated to conform to the FAS 144 presentation for discontinued operations. Exiting the mortgage banking business eliminated the Company’s exposure to risk associated with the large fluctuations previously experienced in the volume-driven, wholesale mortgage business and its hedged interest rate lock commitments and loans. This change in strategic direction and exit from the mortgage banking business will permit the Company to focus its resources on its core community banking business, which has continued to grow and perform.

     Competitive Forces and Market Expansions The Company entered new markets in 2003 (Richmond, Virginia and Winston-Salem, North Carolina). The Richmond and Winston-Salem markets provide great opportunities for expansion but also include the presence of a great number of competitive forces. Competition throughout the banking industry has grown as companies attempt to hold onto and grow market share as the number and type of participating institutions (banks, insurance companies, brokerage houses, etc.) increase. The Richmond branch network is well developed and is known to the community in which it serves, which provides a competitive advantage for serving the customer needs of that market. The Winston-Salem market is a new market for the Company and will be a challenge to the de novo branches established there to develop lasting relationships, expand the loan portfolio and other components of profitability. The new Richmond operations are mature and are producing positive returns; however, projected profitability of the Winston-Salem market is not anticipated until late in the fourth quarter of 2004.

Application of Critical Accounting Policies

     First Community’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. First Community’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in First Community’s consolidated financial position and/or consolidated results of operations.

     Estimates, assumptions, and judgments are necessary principally when assets and liabilities are required to be recorded at estimated fair value, when a decline in the value of an asset carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded based upon the probability of occurrence of a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal and external modeling techniques and/or appraisal estimates.

     First Community’s accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following is a summary of First Community’s more subjective and complex “critical accounting policies.” In addition, the disclosures presented in the Notes to the Consolidated Financial Statements and in management’s discussion and analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of loans held for sale and the valuation of derivative instruments utilized in mortgage banking and hedging activity to be the accounting areas that require the most subjective or complex judgments.

     Allowance for Loan Losses: The allowance for loan losses is established and maintained at levels management deems adequate to cover probable losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of FCBI’s regulators, changes in the size and composition of the loan portfolio and industry information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. These events may include, but are not limited to, a general slowdown in the economy, fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting specific geographic areas in which First Community conducts business.

     As more fully described in Note 6 to the Notes to the Consolidated Financial Statements and in the discussion included in the Allowance for Loan Losses section of this discussion, the Company determines the allowance for loan losses by making specific allocations to impaired loans, loans that exhibit inherent weaknesses and loan pools that possess common credit risk factors. Allocations to loan pools are developed giving weight to risk ratings, historical loss trends and management’s judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, and the impact of government regulations. The foregoing analysis is performed by the Company’s credit administration department to evaluate the portfolio and calculate an estimated valuation allowance through a quantitative and qualitative analysis that applies risk factors to those identified risk areas.

     This risk management evaluation is applied at both the portfolio level and the individual loan level for commercial loans and credit relationships while the level of consumer and residential mortgage loan allowance is determined primarily on a total portfolio level based on a review of historical loss percentages and other qualitative factors including concentrations, industry specific factors and economic conditions. The commercial and commercial real estate portfolios require more specific analysis of individually significant loans and the borrower’s underlying cash flow, business conditions, capacity for debt repayment and the valuation of secondary sources of payment (collateral). This analysis may result in specifically identified weaknesses and corresponding specific impairment allowances.

     The use of various estimates and judgments in the Company’s ongoing evaluation of the required level of allowance can significantly impact the Company’s results of operations and financial condition and may result in either greater provisions against earnings (reducing net income and earnings per share) to increase the allowance or reduced provisions (increasing net income and earnings per share). These estimates and judgments are based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions.

     Loans Held for Sale, Derivative Instruments and Hedging Activities: UFM, through the date of its sale, provided a distribution outlet for the sale of loans produced by UFM’s wholesale and retail operations. It originated residential mortgage loans through its production offices located in Eastern Virginia and sold the majority of its loans through pooled commitments to national investors on a servicing released basis. In addition, UFM acquired loans from a network of wholesale brokers for subsequent resale to these national investors. UFM originated all loans with the intent to sell. Loans held for sale were stated at the lower of cost or market (“LOCOM”). The LOCOM analysis on pools of homogeneous loans was applied on a net aggregate basis. Interest income with respect to loans held for sale was accrued on the principal amount outstanding. LOCOM valuation techniques applicable to loans held for sale were based on estimated market price indications for similar loans. Pricing estimates were established by participating mortgage purchasers and prevailing economic conditions. The majority of the loans held for sale had established market pricing indications. The loans held for sale portfolio at December 31, 2003 was $18.2 million compared to $66.4 million at December 31, 2002. However, all except $424,000 and $865,000, representing loans held for sale by the Bank at December 31, 2003 and 2002, respectively, were reclassified in the accompanying balance sheets as assets related to discontinued operations.

     Risks associated with this lending function included interest rate risk, which was mitigated through the utilization of financial instruments (commonly referred to as derivatives) to assist in offsetting the effect of changing interest rates. The Company accounted for these instruments in accordance with FASB Statement No. 133, as amended “Accounting for Derivative Instruments and Hedging Activity.” This Statement established accounting and reporting standards for derivative instruments and for hedging activities. UFM used forward mortgage contracts and options (short position sales and options) to manage interest rate risk in the pipeline of uncommitted loans and interest rate lock commitments (“RLCs”) from the point of the loan commitment to the subsequent allocation (commitment) and delivery to outside investors. As a result of the timing from origination to sale, and the likelihood of changing interest rates, forward commitments and options (collectively referred to as hedging instruments or securities) were placed with counter-parties to attempt to counter the effect of changing interest rates. The options and forward commitments to sell securities were considered to be derivatives and, as such, were recorded on the consolidated balance sheets at fair value. The changes in fair value of derivatives were reflected in the consolidated statements of income as gain or loss.

     The fair value of the RLCs was based on prevailing interest rates and the assumed probability of closing (pull-through). The assumption of a given pull-through percentage also entered into the determination of the volume of derivative contracts. Pull-through assumptions were continually monitored for changes in the interest rate environment and characteristics of the pool of RLCs. Differences between pull-through assumptions and actual pull-through could have resulted in a mismatch in the volume of security contracts corresponding to RLCs and led to volatile or reduced profit margins on the loan products ultimately delivered. As more fully described in Note 1 to the Financial Statements (“Summary of Significant Accounting Policies”), under Recent Accounting Developments, the valuation techniques used to measure loan commitments was very likely to change in the near future as a result of a pending proposal by the SEC to create conformity within the industry or how to account for RLC’s. The valuation proposed by the SEC would result in the recognition of a liability and expense associated with an option written. This would constitute a significant change from the current practice which results in the recognition of an asset and associated revenue recognition.

     The valuation of RLCs was considered critical because of the impact of borrower behavior and the impact that this behavior pattern would have on the pull-through ratio during times of significant rate volatility. Customer behavior was modeled by a mathematical tool based upon historical pull-through experience; however, substantial volatility could have been experienced, as was the case over the last two quarters of 2004, as a result of the general movement in mortgage rates. As a result, daily pull-through was varied significantly over this time period. Customer behavior is difficult to model. However, the mathematical tool utilized by UFM incorporated volatility derived from market data in an attempt to anticipate borrower reaction to market rate movements.

Recent Acquisitions and Branching Activity

     In January 2003, the Bank completed the acquisition of Stone Capital, based in Beckley, West Virginia. This acquisition expanded the Bank’s operations to include a broader range of financial services, including wealth management, asset allocation, financial planning and investment advice. At December 31, 2003, Stone Capital had a total market value of assets under management of $59 million. Stone Capital was acquired through the issuance of 8,409 shares of Company common stock, which represents 50% of the total consideration. In 2003, Stone Capital exceeded the annual revenue requirement outlined in the acquisition agreement and another 2,541 shares were paid to the original shareholders subsequent to December 31, 2003. The balance of the remaining consideration is payable over the next two years in the form of Company common stock subject to revenue minimums outlined in the acquisition agreement.

     In June 2003, the Company acquired CommonWealth, a Virginia-chartered commercial bank for total consideration of approximately $23.2 million. The merger was accomplished through the exchange of .9015 shares of the Company’s common stock valued at $30.50, cash, or a combination of the Company’s stock and cash equivalent to $30.50 for each share of CommonWealth common stock. At acquisition, CommonWealth had total assets of $136.5 million, net loans of $120.0 million and total deposits of $105.0 million. As a result of the preliminary purchase price allocation, the $14.1 million excess of purchase price over the fair market value of the net assets acquired and identified intangibles was recorded as goodwill.

     In the second, third and fourth quarters of 2003, the Company opened three de novo branches in Winston-Salem, North Carolina. It is anticipated that these branches will not be profitable until market development has proven successful and adequate loan balances and corresponding loan revenues are established to support the added facilities, infrastructure and other operating costs of these branches. However, based upon loan production indicators and given the current level of demand, it is anticipated that these branches will begin to break even in the latter half of 2004.

     In February 2004, the Company also established loan production offices in Charlotte and Mount Airy, North Carolina. These offices are not involved in deposit gathering activities. However, they will assist in commercial real estate loan origination.

     On December 31, 2003, the Company announced the signing of a definitive merger agreement pursuant to which the Company will acquire PCB Bancorp, Inc. This acquisition will expand First Community Bank’s commercial banking operations into East Tennessee, the Company’s first entry into the Tennessee market. PCB Bancorp has five full service branch offices presently in operation and in the process of construction located in Johnson City, Kingsport and surrounding areas in Washington and Sullivan Counties in East Tennessee. PCB Bancorp, which is headquartered in Johnson City, Tennessee, had total assets of $172 million, total deposits of $149 million and total stockholders’ equity of $13.6 million as of December 31, 2003.

     Under the terms of the merger agreement, shares of PCB Bancorp common stock will be purchased for $40.00 per share in cash. The total deal value, including the cash-out of outstanding stock options, is approximately $36.0 million. Concurrent with the PCB Bancorp merger, Peoples Community Bank, the wholly-owned subsidiary of PCB Bancorp, will be merged into the Bank. The merger is expected to close late in the first quarter of 2004, pending the receipt of all requisite regulatory approvals and the approval of PCB Bancorp’s shareholders.

Results of Operations

     Net income for 2003 was $25.2 million, up $0.5 million from $24.7 million in 2002 and up $6.1 million from 2001 net income of $19.1 million. Basic and diluted earnings per share for 2003 were $2.27 and $2.25, respectively, compared to basic and diluted earnings per share of $2.26 and $2.25, respectively, in 2002 and $1.75 basic and diluted in 2001. The June 6, 2003 acquisition of CommonWealth and the opening of three de novo branches combined with a $1.5 million net loss in the mortgage banking operations were the major factors impacting the Company’s 2003 earnings performance. After absorbing additional costs associated with the opening of the new branches, the Company’s continuing operations generated an increase in net income of $2.5 million, or 10.3% in 2003 compared to the prior year. This improvement, however, was largely offset by the decline in earnings in the Mortgage Banking operation. Net income from the mortgage banking operations of the Company dropped from $489,000 for 2002 to a loss of $1.48 million for 2003. The impact of the mark to market valuation for 2003 reduced the mortgage banking operations net income by $957,000 as outstanding unfunded interest rate lock commitments, adjusted for fallout (“RLC’s”) declined by $51.5 million from $82.3 million at December 31, 2002 to $30.8 million at December 31, 2003. The discontinued mortgage operations is discussed more fully later in this management’s discussion.

     The Company’s key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) compare favorably with the average of the Company’s national peer ratios of 1.20% and 14.00%, respectively, based on the September 2003 Bank Holding Company Performance Report. ROA, which measures the Company’s stewardship of assets, was at 1.56%, compared to 1.68% in 2002 and 1.49% in 2001. ROE for the Company was 15.13% in 2003, compared to 17.16% in 2002 and 14.8% in 2001. ROA for continuing operations was 1.70% in 2003 vs. 1.72% in 2002; ROE for continuing operations was 16.02% in 2003 compared to 16.82% in 2002.

Net Interest Income

 Current Year Comparison (2003 vs. 2002)

     The primary source of the Company’s earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

     Net interest income from continuing operations, the largest contributor to earnings, was $64.2 million for the year ended December 31, 2003 compared to $60.3 million for the corresponding period in 2002. For purposes of the following discussion, comparison of net interest income is done on a tax equivalent basis for continuing operations, which provides a common basis for comparing yields on earning assets exempt from federal income taxes to those which are fully taxable. As indicated in Table I, tax equivalent net interest income totaled $67.9 million for 2003, an increase of $3.7 million from the $64.1 million reported in 2002. This $3.7 million increase includes a $4.9 million increase due to a net increase in earning assets, which were added to the portfolio at declining replacement rates. This increase was partially offset by a $1.2 million reduction in rate changes on the underlying assets as asset yields fell in the declining rate environment. Management was able to help offset the effect of the declining asset yield through aggressive management of deposit rates. Average earning assets increased $140 million while interest-bearing liabilities increased $114 million. As indicated in Table I, the yield on average earning assets decreased 86 basis points from 7.37% for the year ended December 31, 2002 to 6.51% for the year ended December 31, 2003. However, this decrease was largely offset by a 76 basis point decline in the cost of funds during the same periods leaving the net interest rate spread (the difference between interest income on earning assets and expense on interest bearing liabilities) at December 31, 2003 slightly lower at 4.33% compared to 4.43% for the same period last year. The Company’s tax equivalent net interest margin of 4.68% for the year ended December 31, 2003 decreased 22 basis points from 4.90% in 2002.

     The largest contributor to the decrease in the yield on average earning assets in 2003, on a volume-weighted basis, was the decrease in the overall tax equivalent yield on loans held for investment of 68 basis points from the prior year to 7.23%, as loans repriced downward in response to the declining rate environment while the average balance increased $58.7 million. The decline in asset yield is attributable to the recent interest rate environment which created refinancing or repricing incentives for fixed rate borrowers to lower their current borrowing costs. In addition, due to the volume of loans directly tied to prime and other indices that are either adjustable incrementally or are variable rate advances, asset yields have declined in response to rate cuts and drops in the prime loan rate which began in 2001, continued in 2003 and continues to remain at lows not seen in over 45 years.

     During 2003, the taxable equivalent yield on securities available for sale decreased 106 basis points to 4.86% while the average balance increased by $68.4 million. Consistent with the current rate environment, the Company and the securities industry as a whole have experienced rapid turnover in securities as higher yielding securities are either called or prepaid as the refinancing opportunity presented itself. The increasing average security balance is the result of continued reinvestment of available funds largely created by higher average deposit levels. Both the average balance and tax equivalent yield on investment securities held to maturity remained relatively stable with a slight increase in yield of 7 basis points to 8.23% and a $1.4 million decrease in average balance from 2002. Securities held to maturity are largely comprised of tax-free municipal securities.

     Compared to 2002, average interest-bearing balances with banks increased $14 million while the yield remained the same at 1.52%. This average balance increase was largely the result of funds received from new deposit growth in existing markets and deposits obtained in the acquisition of Greenville in the fourth quarter of 2002 and CommonWealth in June 2003 as well as the continued cash flow roll-off experienced in the loan and investment portfolio.

     The Company actively manages its product pricing by staying abreast of the current economic climate and competitive forces in order to enhance repricing opportunities available with respect to the liability side of its balance sheet. In doing so, the cost of interest-bearing liabilities decreased by 76 basis points from 2.94% in 2002 to 2.18% for the same period of 2003 while the average volume increased $113.9 million. Active deposit liability review and pricing management is performed weekly. Average short-term borrowings, increased $29.1 million in 2003 when compared to 2002, because of additional borrowings assumed in the acquisition of CommonWealth, a general increase in the level of retail repurchase agreements and reclassifications to discontinued operations. The average rate paid on these borrowings decreased 96 basis points to 3.18% in 2003 versus 4.14% in 2002. Average long-term borrowings increased $1.8 million because of the September 2003 issuance of $15 million in trust preferred securities and the payment of an $8 million advance from the FHLB. The average rate paid on these borrowings decreased 50 basis points in 2003 compared to 2002.

     In addition, the average balances of interest-bearing demand and savings deposits increased $34.4 and $15.1 million, respectively, during 2003 while the corresponding average rate paid on these deposit categories declined 38 and 50 basis points, respectively. Average time deposits increased $33.4 million while the average rate paid decreased 89 basis points from 3.74% in 2002 to 2.85% in 2003. The level of average non-interest-bearing demand deposits increased $21.7 million to $179.0 million in 2003 compared to 2002. Approximately $58.4 million of the $82.9 million increase in average interest-bearing deposit growth is attributable to the acquisitions of Greenville ($22.5 million) in the fourth quarter of 2002 and CommonWealth ($35.9 million) in June 2003, respectively. CommonWealth also contributed significant non-interest bearing deposit balances with its high balance deposit product for title companies and real estate settlement firms.

  Prior Year Comparison (2002 vs. 2001)

     On a tax equivalent basis, net interest income from continuing operations increased $10.6 million, or 19.8% in 2002 over the prior year. The increase in 2002 was the net result of a $7.8 million increase due to the higher volume of interest-earning assets and interest-bearing liabilities and a $2.8 million increase due to changes in rates on these assets and liabilities. The increase in net interest income in 2002 was primarily due to a $165.1 million or 14.43% increase in average earning assets over 2001. The increase in 2002 average earning assets was the result of a $73.5 million increase in average total loans, a $90.1 million increase in average investment securities and a $3.2 million increase in other interest yielding assets. The cost of all interest bearing liabilities decreased to 2.94% in 2002, compared to 4.12% in 2001, reflecting the steadily declining interest rate environment throughout the year.

     The combined increase in average earning assets in 2002 of $165.1 million was attributable in large part to the fourth quarter 2001 acquisition of four branches in Virginia. The balance of earning asset growth came in the form of internal or “organic” growth in existing branches, along with increased wholesale borrowings ($17.5 million, largely attributable to discontinued operations) and growth in average equity ($14.8 million).

     Average interest-bearing liabilities increased $133.2 million in 2002, which included a $131.3 million increase in interest-bearing deposits. Additionally, there was a $22.6 million increase in average non-interest bearing demand deposits compared to the prior year. The acquisition of Bank of Greenville in the fourth quarter of 2002 accounted for only $2.0 million of the average interest-bearing deposit balance increase in 2002 while the branch acquisitions in the fourth quarter of 2001 accounted for approximately $94.0 million. Organic growth in 2002 was enhanced by significant merger activity in competing banks which assisted in customer acquisition and market share growth primarily in Southern West Virginia.

Distribution of Assets, Liabilities and Stockholders’ Equity, Interest Rates and Interest Differential
Average Balance Sheets-Net Interest Income Analysis-TABLE I
(Amounts in Thousands, Except %)

		2003			2002			2001
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance		Rate	Balance		Rate	Balance		Rate
		(1)	(1)		(1)	(1)		(1)	(1)
Earning Assets:
Loans: (2)
Taxable	$971,402	$70,185	7.23%	$911,388	$72,065	7.91%	$837,298	$72,120	8.62%
Tax-Exempt	5,252	380	7.24%	6,559	538	8.20%	7,118	711	9.99%

	976,654	70,565	7.23%	917,947	72,603	7.91%	844,416	72,831	8.63%
Allowance for Loan
Losses	(14,980)			(14,436)			(12,753)

Net Total	961,674	70,565	7.23%	903,511	72,603	7.91%	831,663	72,831	8.63%
Securities Available for Sale:
Taxable	312,834	13,083	4.18%	244,191	12,866	5.27%	166,564	10,031	6.02%
Tax-Exempt	94,910	6,750	7.11%	95,164	7,239	7.61%	81,507	6,269	7.69%

Total	407,744	19,833	4.86%	339,355	20,105	5.92%	248,071	16,300	6.57%
Held to Maturity Securities:
Taxable	598	33	5.52%	1,459	95	6.51%	2,511	165	6.57%
Tax-Exempt	39,083	3,231	8.27%	39,587	3,253	8.22%	39,755	3,253	8.18%

Total	39,681	3,264	8.23%	41,046	3,348	8.16%	42,266	3,418	8.09%
Interest Bearing
Deposits with Banks	39,062	595	1.52%	25,061	380	1.52%	22,197	837	3.77%
Fed Funds Sold	711	9	1.27%	288	4	1.39%	—	—	—

Total Earning Assets	1,448,872	$94,266	6.51%	1,309,261	$96,440	7.37%	1,144,197	$93,386	8.16%
Other Assets	118,500			100,526			96,846
Assets Related to Discontinued Operations	49,780			62,457			45,271

Total	$1,617,152			$1,472,244			$1,286,314

Interest-Bearing Liabilities:
Demand Deposits	$223,615	1,412	0.63%	$189,200	1,916	1.01%	$145,107	2,150	1.48%
Savings Deposits	185,429	1,146	0.62%	170,297	1,903	1.12%	131,699	1,698	1.29%
Time Deposits	610,201	17,392	2.85%	576,833	21,547	3.74%	528,267	28,036	5.31%
Short-term Borrowings	181,981	5,792	3.18%	152,841	6,329	4.14%	150,835	7,358	4.88%
Long-term Borrowings	11,868	655	5.52%	10,028	604	6.02%	10,128	605	5.97%

Total Interest-Bearing
Liabilities	1,213,094	26,397	2.18%	1,099,199	32,299	2.94%	966,036	39,847	4.12%
Demand Deposits	178,961			157,261			134,697
Other Liabilities	14,609			15,391			14,855
Liabilities Related to Discontinued Operations	43,676			56,302			41,443
Stockholders’ Equity	166,812			144,091			129,283

Total	$1,617,152			$1,472,244			$1,286,314

Net Interest Income		$67,869			$64,141			$53,539

Net Interest Rate Spread (3)			4.33%			4.43%			4.04%

Net Interest Margin (4)			4.68%			4.90%			4.68%

(1)	Fully Taxable Equivalent at the rate of 35%.

(2)	Non-accrual loans are included in average balances outstanding but with no related interest income during the period of non-accrual.

(3)	Represents the difference between the yield on earning assets and cost of funds.

(4)	Represents tax equivalent net interest income divided by average interest earning assets.

Rate and Volume Analysis of Interest

     The following table summarizes the changes in interest earned and paid resulting from changes in volume of earning assets and paying liabilities and changes in their interest rates. In this analysis, the change in interest due to both rate and volume has been allocated to the volume and rate columns in proportion to absolute dollar amounts. This table will assist you in understanding the changes in the Company’s principal source of revenues, net interest income (“NII”). The principal themes or trends which are evident in this table include:

•	The significant increase in NII in 2002 resulting largely from branch growth

•	Downward repricing of liabilities in 2002 which exceeded declining loan and investment yields

•	The resulting higher margin and net revenues in 2002

•	The beneficial effects of falling rates in 2002

•	Lower growth in 2003 (roughly half the 2002 rate of growth)

•	The limiting effect of low rates in 2003 as deposit rates hit floor levels and loan and investment rates continued to reprice downward

•	The resulting shrinkage in margin which was overcome only by growth in average earning assets

(Amounts in Thousands)

	2003 Compared to 2002			2002 Compared to 2001
	$ Increase/(Decrease) due to			$ Increase/(Decrease) due to

	Volume	Rate	Total	Volume	Rate	Total
Interest Earned On (1):
Loans	$4,469	$(6,507)	$(2,038)	$6,057	$(6,285)	$(228)
Securities available for sale	3,167	(3,439)	(272)	5,253	(1,448)	3,805
Securities held to maturity	(91)	7	(84)	(82)	12	(70)
Interest-bearing deposits with other banks	213	2	215	97	(554)	(457)
Federal funds sold	5	—	5	—	4	4

Total interest-earning assets	7,763	(9,937)	(2,174)	11,325	(8,271)	3,054

Interest Paid On:
Demand deposits	306	(810)	(504)	552	(786)	(234)
Savings deposits	157	(914)	(757)	452	(247)	205
Time deposits	1,188	(5,343)	(4,155)	2,397	(8,886)	(6,489)
Short-term borrowings	1,081	(1,618)	(537)	97	(1,126)	(1,029)
Long-term debt	104	(53)	51	(6)	5	(1)

Total interest-bearing liabilities	2,836	(8,738)	(5,902)	3,492	(11,040)	(7,548)

Change in net interest income	$4,927	$(1,199)	$3,728	$7,833	$2,769	$10,602

(1)	Fully taxable Equivalent using a rate of 35%.

Non-interest Income

   Current Year Comparison (2003 vs. 2002)

     Non-interest income consists of all revenues which are not included in interest and fee income related to earning assets. Total non-interest income from continuing operations increased approximately $3.9 million, or 37.0%, from $10.6 million for the year ended December 31, 2002 to $14.5 million for 2003. Gains on the sale of securities of $1.2 million, or a year over year change of $1.6 million was the largest contributor to this increase, almost entirely due to the sale of certain short-term equity investments in the third quarter of 2003.

     In addition, along with the increase in deposits created by new market areas served by the Company, service charges on deposit accounts increased $1.0 million, or 14.4% primarily as the result of the Company’s overdraft program that allows well-managed customer deposit accounts flexibility in managing overdrafts to their accounts. Other service charges, commissions and fees also increased $1.0 million in 2003 compared to 2002. These fees are dependent upon customer behaviors and usage of the various products and services of the Company and are transaction oriented. Revenues in this category include, among others, commissions on sales of credit life insurance and other fee sources of revenue including the revenues of Stone Capital and ATM service charge revenues created in the newer market areas.

     Fiduciary earnings representing asset management fees on trust and agency accounts of $1.8 million were consistent with the prior year. All other operating income increased $305,000.

   Prior Year Comparison (2002 vs. 2001)

     Non-interest income from continuing operations totaled $10.6 million in 2002, which is substantially unchanged from the $10.7 million recognized in 2001. 2002 reflected changes in various categories of non-interest income items in comparison to 2001. While service charges on deposit accounts increased $1.1 million or 18.3%, this was largely offset by declines in securities gains and losses ($569,000) and a reduction in other operating income ($500,000).

     Fiduciary income continued at the $1.8 million level in 2002 as it did in 2001. The level of trust and estate revenues remained relatively consistent in 2002 even though the total market value of the assets managed declined during 2002.

     Other service charges, commissions and fees of approximately $1.4 million also remained relatively consistent in 2002 and 2001. Other service charges, commissions and fees declined by $55,000 in 2002 compared to 2001.

     During 2002, the Company experienced a net loss from available for sale securities of $388,000. The loss included an other-than-temporary $576,000 write-down of a municipal issue, losses from the sale of securities of $313,000 and gains resulting from securities sold and called of $496,000. During 2001, a net gain of $181,000 was realized as a result of the sale of available for sale securities with gains of $209,000 and losses of $28,000.

Non-interest Expense

   Current Year Comparison (2003 vs. 2002)

     Non-interest expense from continuing operations totaled $37.6 million for 2003 increasing $4.9 million, or 14.88% over year-end 2002. This increase is primarily attributable to a $3.5 million increase in salaries and benefits as a result of the addition of Greenville in late 2002 ($349,000), the addition of CommonWealth in June 2003 ($854,000) as well as a general increase in salaries and benefits as staffing needs at several locations were satisfied in order to support added corporate services and continued branch growth, including three newly established branches in Winston-Salem, North Carolina ($342,000).

     In 2003, occupancy and furniture and equipment expense increased by $752,000 compared to 2002. The general level of occupancy cost grew largely as a result of the Greenville ($145,000) and CommonWealth acquisitions ($251,000) as well as increases in depreciation and insurance costs associated with new de novo branches ($63,000) and depreciation associated with a significant investment in operating equipment and technology infrastructure.

     All other operating expense accounts increased $660,000, or 5.93% in 2003 compared to 2002. Again, this increase was largely attributable to the Monroe Financial, Inc. (“Monroe” or “Greenville”) acquisition in late 2002 and the CommonWealth acquisition along with the three de novo branches opened in the second, third and fourth quarters of 2003.

     The Company’s net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for continuing operations for 2003, 2002, and 2001 were 1.55%, 1.54%, and 1.57%, respectively. The increase in the overhead ratio for 2003 and 2002 reflects a slight increase due to the additional costs associated with the aforementioned expansion efforts as part of the Company’s strategic plan for the development of its banking network in metro markets and the added infrastructure cost necessary to support the growth of the Company.

     The Company’s efficiency ratio also measures management’s ability to control costs and maximize net revenues. The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income plus non-interest income (excluding security gains and losses, amortization of intangibles and impairment charges). The efficiency ratios for 2003, 2002, and 2001 were 45.3%, 42.7%, and 42.8%, respectively. Increases in the current year is reflective of the higher direct costs associated with the acquisitions and new branches in late 2002 and in 2003 and added Corporate overhead required to support Company expansion.

   Prior Year Comparison (2002 vs. 2001)

     Non-interest expense totaled $32.7 million in 2002, compared with $29.9 million in 2001. The increase in non-interest expense in 2002 of $2.8 million is primarily attributable to a $2.7 million increase in salaries and benefits, $1.0 million of which was due to the acquisition of the four branches in the fourth quarter of 2001 and a general increase in salaries as staffing needs at several locations were satisfied in order to support added corporate services and continued branch growth. In addition, the combined impact of increases in other non-interest expense categories of $2.0 million is attributable to increased operating expenses from the branch acquisitions ($380,000) and additional increases of $1.7 million in other non-interest expense categories including costs associated with occupancy and facilities maintenance, data communications and marketing campaigns. These expenses were offset by the decline in goodwill amortization of $2.0 million.

     Occupancy expense increased $192,000 or 8.7% between 2001 and 2002. The 2002 increase primarily consists of $160,000 related to the full year’s occupancy costs of the branch facilities purchased in fourth quarter 2001.

     With the adoption of FASB Statement No. 142, the Company ceased amortization of certain goodwill beginning January 1, 2002 as required by the Statement and with the adoption of Statement 147 in October 2002, amortization of remaining goodwill associated with branch acquisitions was discontinued. Cessation of such amortization decreased goodwill expense in 2002 by $2.0 million compared to 2001. This resulted in an additional $1.8 million in after tax net income in comparison to the prior year.

     Other operating expense increased by $1.6 million in 2002 compared to 2001. These accounts include increases in other operating costs associated with the acquisition of the new branches, including an increase in telephone and data communications expense of $237,000, an increase in ATM service fees of $162,000 and an increase in courier and travel expense of $214,000. Advertising expense was also up $114,000 in comparison to 2001 due to ad campaigns for new products and branch promotions. In 2001, a litigation settlement led to reimbursement of legal costs which reduced legal fees by $150,000 in 2001.

Discontinued Operations

Non-interest income-discontinued operations

     Non-interest income in discontinued operations declined from $9.4 million in 2002 to $7.2 million in 2003. The end of unprecedented refinance activity in the latter half of the year, coupled with rate volatility and changes in price expectations by national investors who buy these loans and brokers who provide wholesale production, caused a decline of $1.6 million in the fair value mark-to-market of the mortgage pipeline and related securities.

     The following table details the components of the mortgage banking income included in discontinued operations income for the years ended December 31, for the periods indicated.

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands)
Discontinued Operations Mortgage Banking Income
Loan Sales and Settlement Component:
Other Service Charges, Commissions & Fees	$1,254	$1,649	$1,914
Gain on Sale of Loans	6,625	12,947	7,302
Fee Income	2,395	1,708	1,535
Loss on Closed Derivatives	(1,210)	(8,066)	(1,649)
Option Expense	(306)	—	—

	8,758	8,238	9,102

Mark-to-Market Component:
Mark to Market (Losses) Gains on Commitments	(2,083)	1,885	497
Mark to Market Securities	490	(688)	(17)

	(1,593)	1,197	480

Total Discontinued Operations Mortgage Banking Income	$7,165	$9,435	$9,582

	At December 31,
	2003	2002
Interest Rate Lock Commitments
Notional Value	$36,706	$90,747
Fair Value	299	2,382
Securities
Notional Value	39,500	75,000
Fair Value	(216)	(706)

     At December 31, 2003, discontinued operations held an investment in forward mortgage contracts with a notional value of $34.5 million and mortgage-backed security put options totaling $5.0 million. These contracts are used to hedge interest rate risk associated with RLCs and closed loans not allocated to a forward commitment of $30.8 million. At December 31, 2003, the fair value of the securities was a liability of $216,000, which represents a $490,000 increase from the fair value at December 31, 2002. In addition, the fair value of the RLCs at December 31, 2003 was $252,000, which represents a $1.98 million decline from the fair value at December 31, 2002. The market valuation of RLCs at December 31, 2003 assumes a 65.82% RLC pull-through. If actual pull-through in succeeding months proves to be more or less than 65.82%, the full market value of RLCs may or may not be realized and/or the valuation of RLCs may change.

     For the year-ended December 31, 2003, discontinued operations incurred $1.5 million in the cost of forward mortgage derivative contracts and options to originate and sell $874.0 million in loans compared to the prior year in which $740.5 million in loans were originated for sale with underlying forward mortgage contracts that cost $8.1 million. The lower cost of forward mortgage contracts between the two years is reflective of the volatility of the pricing of these types of contracts during times of significant interest rate volatility. Although the pricing of the contracts was favorable to the subsidiary in the current year, discontinued operation’s pricing and margin on loans sold was substantially less favorable as a result of the market pricing dynamics and significant competitive forces. The significant decrease in hedging cost, as well as the market price of loans sold, demonstrates the potential volatility to earnings and the sensitivity to pull-through assumptions. The cost of these derivative contracts is included in discontinued operations as a component of mortgage banking income which represents the net revenues associated with the origination, holding and sale of mortgage loans.

     The shift to a loss in discontinued operations in 2003 stems from the aforementioned interest rate volatility and other factors that began late in the third quarter of 2003, and in turn, led to lower margins. These losses, coupled with the expectation for lower volumes in 2004, also led to an impairment charge of $397,000 relating to goodwill with respect to discontinued operations during the fourth quarter of 2003.

Non-interest income-Prior Year Comparison (2002 vs. 2001-discontinued operations)

     Discontinued operations recognized $9.4 million in mortgage banking income in 2002. The level of mortgage banking income declined slightly from the prior year level of $9.6 million. The decrease, despite increased loan applications, was attributable to lower margins recognized on loan sales in the third and fourth quarters of 2002. The reduction in margin was attributable to lower than anticipated pull through rates (closings versus commitments) as mortgage rates fell to record lows and the earnings on a portion of the loan commitments outstanding were not realized. Higher than anticipated hedging cost reduced the margin on loan sales by approximately $900,000 in 2002 due to the increased cost of mortgage derivative commitments used to hedge the price volatility of loan commitments. The inability of the discontinued operation’s hedge model to accurately predict loan fallout percentages experienced in the third and early in the fourth quarter 2002 resulted in higher than predicted fallout. This fallout was due to loan applicants who “opted out” of the mortgage company’s process prior to closing and, instead, reapplied elsewhere or simply waited on the sidelines for more declines in mortgage rates, as they continued to decline to historically unprecedented lows. The hedge model, which predicted the need to invest at a specified level based upon historic information, was unable to predict the sudden increase in fallout, and in turn, hedge volume was elevated when measured against the loan commitments which ultimately closed.

     Discontinued operations originated $791.8 million in loans during 2002 compared to the 2001 volume of $621.6 million. The corresponding sale of loans resulted in gains on the sale of loans during 2002 and 2001 of $12.9 million and $7.3 million, respectively. Elevated hedge costs in 2002 and increased expense associated with the higher volume of origination resulted in a drop in mortgage banking pre-tax earnings from $2.0 million in 2001 to $798,000 in 2002. Pretax earnings for 2002 were further reduced by a $400,000 payment to a former mortgage company executive to settle employment obligations and to acquire a non-compete agreement on his termination of employment.

Non-interest Expense-discontinued operations

     During the fourth quarter of 2003, the Company performed its annual impairment test on goodwill. The results of the impairment tests indicated a charge of approximately $400,000 was appropriate for the mortgage banking segment. This charge was included in the “(Loss)” income related to discontinued operations category and as a reduction to “Assets Related to Discontinued Operations” on the balance sheet.

Income Tax Expense

     Income tax expense from continuing operations totaled $11.1 million in 2003, compared with $9.7 million in 2002 and $7.7 million in 2001. The $1.4 million increase in 2003 is reflective of the higher level of pre-tax earnings in 2003 as is the $2.0 million increase between 2001 and 2002. Pre-tax earnings increased $3.8 million between 2002 and 2003 and $8.4 million between 2001 and 2002.

     The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax income) results from income not taxable for federal income tax purposes. The primary category of non-taxable income is that of state and municipal securities and industrial revenue bonds and tax-free loans. The effective tax rate for continuing operations in 2003 was 29.3% compared with 28.7% for 2002 and 30.2% in 2001. The reduction in the Company’s effective tax rate in 2002 was partially attributable to the cessation of amortization of non-deductible goodwill while the slight increase in 2003 is the result of a decline in tax-free revenue sources as a percentage of total net revenues.

Financial Position

Securities Held to Maturity

     Investment securities held to maturity are comprised largely of U.S. Agency obligations and state and municipal bonds. Obligations of States and Political Subdivisions represent the largest portion of the held to maturity portfolio and totaled $37.5 million at December 31, 2003. These are comprised of high-grade municipal securities generally carrying AAA bond ratings, most of which also carry credit enhancement insurance by major insurers of investment obligations.

     The average final maturity of the investment portfolio decreased from 9.06 years in 2002 to 8.11 years in 2003 with the tax equivalent yield increasing from 8.62% at year-end 2002 to 8.66 % at the close of 2003. The average maturity of the investment portfolio, based on market assumptions for prepayment, is 2.8 years and 3.3 years at December 2003 and 2002, respectively. The average maturity data differs from final maturity data because of the use of assumptions as to anticipated prepayments.

Securities Available for Sale

     At December 31, 2003, the Company had $444.2 million in securities available for sale, compared with $300.6 million at year-end 2002, an increase of $143.6 million or 47.8%. During the year $307.9 million in securities were purchased. However, these increases were offset by maturities, calls, and mortgage-backed security principal payments and prepayments of $150.8 million, and sales of $10.2 million.

     The fair value of securities available for sale exceeded book value at year-end 2003 by $8.3 million, compared with $11.3 million at year-end 2002. The market value appreciation reflects changes (declines) in interest rates on comparable securities since acquisition. The market value appreciation declined by $3.0 million between 2002 and 2003 as a result of changes in rates during 2003 and changes in the composition of the portfolio. Fueled by calls and mortgage-backed security principal payments and prepayments of higher yielding securities throughout the year, a reduction in the appreciated value of the portfolio occurred as the balances of higher yielding securities declined. Reinvestment in comparable securities resulted in lower yields with prices closer to current market rates. The tax equivalent purchase yield on securities available for sale was 5.23% in 2003 and 6.32% in 2002.

     The average final maturity of the available for sale portfolio was 15.2 years and 13.5 years at December 31, 2003 and 2002, respectively. The change in average final maturity was the result of the $150.8 million in calls, principal payments and prepayments that occurred as a result of the declining interest rate environment while reinvestment in comparable securities resulted in extending the average contractual maturity of the portfolio by 1.7 years. The average maturity of the portfolio, based on market assumptions for prepayment, was 4.2 years and 2.9 years, respectively, at December 31, 2003 and 2002, substantially shorter than the average final maturity.

     Securities available for sale are used as part of management’s asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are carried at market value.

Loan Portfolio

   Loans Held for Sale:

     As mentioned previously in this report, UFM was sold during the third quarter 2004. The loans held for sale by UFM in prior periods are carried as assets related to discontinued operations on the balance sheet and have been removed from continuing operations. The remaining $424,000 and $865,000 balance of loans held for sale at December 31, 2003 and 2002, respectively was held by the Bank. The Bank sells these longer-term, fixed rate loans to an investor on a best efforts basis so that the Company does not retain the interest rate risk involved in these long-term commitments. The underlying value of this pipeline is immaterial to the Company’s financial statements as a whole but will continue to be evaluated for significant changes.

     The relative size of the portfolio of loans originated by the Company’s mortgage banking division were impacted significantly by the refinancing activity that occurred during 2002 and 2003 as a result of the low interest rate environment. Loans held for sale fluctuated on a daily basis reflecting retail originations, wholesale purchases and sales to investors. At December 31, 2003, loans held for sale and moved to the assets related to discontinued operations were $18.2 million compared to $66.4 million at December 31, 2002. The average loans held for sale,(a better indicator of volume maintained) decreased $13.1 million in 2003.

   Loans Held for Investment:

     Total loans held for investment increased $98.6 million from $927.6 million at December 31, 2002 to $1.03 billion at December 31, 2003. The increase is attributable to the CommonWealth acquisition (approximately $131.2 million at June 30, 2003) net of several large payoffs during 2003. Considering an $85.9 million increase in deposits and the increase in loans during 2003, the loan to deposit ratio increased slightly at December 31, 2003 compared to the December 31, 2002 level. The loan to deposit ratio, using only loans held for investment (excluding loans held for sale), was 83.7% on December 31, 2003 and 81.4% on December 31, 2002. Intense competition for loans in the face of low interest rates and what appears to be slower loan demand continue to impact this measure of loan production. Resulting liquidity during the period has been reinvested in the available for sale securities portfolio.

     The average balance of loans held for investment increased $58.7 million when comparing 2003 to 2002. This increase includes approximately $14 million in average loans acquired in the Monroe acquisition in the fourth quarter of 2002 and $71.5 million in average loans from the CommonWealth acquisition on June 6, 2003 net of the large commercial loan payoffs mentioned earlier and regular amortization in 2003.

     The held for investment loan portfolio continues to be diversified among loan types and industry segments. The following table presents the various loan categories and changes in composition at year-end 1999 through 2003.

Loan Portfolio Summary:

	December 31,
	2003	2002	2001	2000	1999
		(Amounts in Thousands)
Commercial, Financial and Agricultural	$69,395	$74,186	$96,641	$86,887	$92,739
Real Estate-Commercial	317,421	285,847	259,717	222,571	208,228
Real Estate-Construction	98,510	72,275	77,402	73,087	24,684
Real Estate-Residential	421,299	364,087	332,671	293,732	251,332
Consumer	119,195	131,385	138,426	135,692	128,541
Other	992	726	961	649	62

Total	1,026,812	928,506	905,818	812,618	705,586
Less Unearned Income	621	885	1,322	1,362	1,490

	1,026,191	927,621	904,496	811,256	704,096
Less Allowance for Loan Losses	14,624	14,410	13,952	12,303	11,900

Net Loans	$1,011,567	$913,211	$890,544	$798,953	$692,196

     The Company maintained no foreign loans in the periods presented.

     Maturities and Rate Sensitivity of Loan Portfolio at December 31, 2003:

	Remaining Maturities
	Over One
	One Year	to	Over Five
	and Less	Five Years	Years	Total	Percent
		(Amounts in Thousands)
Commercial, Financial and Agricultural	$41,139	$25,662	$2,594	$69,395	6.76%
Real Estate-Commercial	93,799	143,262	80,360	317,421	30.93%
Real Estate-Construction	64,639	18,729	15,142	98,510	9.60%
Real Estate-Mortgage*	51,141	160,850	209,297	421,288	41.05%
Consumer*	19,978	89,014	9,593	118,585	11.56%
Other	113	715	164	992	0.10%

	$270,809	$438,232	$317,150	$1,026,191	100.00%

Rate Sensitivity:
Pre-determined Rate	$92,370	$370,378	$314,348	$777,096	75.73%
Floating or Adjustable Rate	178,438	67,854	2,803	249,095	24.27%

	$270,808	$438,232	$317,151	$1,026,191	100.00%

	26.39%	42.70%	30.91%	100.00%

*	Amounts are net of $621 unearned income; $11 in the Real Estate-Mortgage category and $610 in Consumer.

Allowance and Provision for Loan Losses

     The allowance for loan losses is maintained at a level sufficient to absorb probable loan losses inherent in the loan portfolio. The allowance is increased by charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged off. The provision for loan losses is calculated to bring the reserve to a level, which, according to a systematic process of measurement, is reflective of the required amount needed to absorb probable losses.

     Management performs monthly assessments to determine the appropriate level of allowance. Differences between actual loan loss experience and estimates are reflected through adjustments that are made by either increasing or decreasing the loss provision based upon current measurement criteria. Commercial, consumer and mortgage loan portfolios are evaluated separately for purposes of determining the allowance. The specific components of the allowance include allocations to individual commercial credits and allocations to the remaining non-homogeneous and homogeneous pools of loans. Management’s allocations are based on judgment of qualitative and quantitative factors about both the macro and micro economic conditions reflected within the portfolio of loans and the economy as a whole. Factors considered in this evaluation include, but are not necessarily limited to, probable losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and non-accruals. While management has attributed the allowance for loan losses to various portfolio segments, the allowance is available for the entire portfolio.

     The allowance for loan losses was $14.6 million on December 31, 2003, compared to $14.4 million at December 31, 2002 and $14 million on December 31, 2001. The allowance for loan losses represents 488.6% of non-performing loans at December 31, 2003, versus 455% and 280% at December 31, 2002 and 2001, respectively. When other real estate is combined with non-performing loans, the allowance equals 288% of non-performing assets at December 31, 2003 versus 239% and 174% at December 31, 2002 and December 31, 2001, respectively. The increase in the allowance since year-end 2002 is primarily attributable to the acquisition of CommonWealth and the application of risk factors specific to this portfolio. The allowance attributable to the CommonWealth portfolio at the date of acquisition was $1.6 million.

     The provision for loan losses for the year ended December 31, 2003 decreased $789,000 when compared to the year ended December 31, 2002. The decrease is largely attributable to improving asset quality and loan loss history, changes in risk factors assigned and a decline in volume within certain portfolio segments. Net charge-offs for 2003 and 2002 were $4.8 million and $4.1 million, respectively. Although net charge-offs increased in 2003 compared to 2002, expressed as a percentage of average loans held for investment, net charge-offs decreased from 0.49% for 2002, to 0.45% for 2003 due to the increase in average loans of $58.7 million.

     The provision for loan losses was $4.2 million in 2002, $5.1 million in 2001 and $4.0 million in 2000. The 2002 provision of $4.2 million decreased by more than $900,000 from 2001 in response to continuing improvements in asset quality and only modest growth in the loan portfolio year over year. The decline in the provision was consistent with the noted improvements in all categories of non-

performing loans and other real estate owned. The 2001 provision of $5.1 million was elevated in response to charge-offs in 2001 coupled with larger charge-offs of commercial credits in 2001 as the Company pursued workout and resolution of two commercial loans in non-accrual status.

     Based on the allowance for loan losses of approximately $14.6 million and $14.4 million at December 31, 2003 and 2002, respectively, the allowance to loans held for investment ratio was 1.43% in 2003 vs. 1.55% for 2002. Management considers the allowance adequate based upon its analysis of the portfolio as of December 31, 2003.

     Net loan charge-offs were $4.8 million in 2003, compared with $4.1 million in 2002 and $4.0 million in 2001, respectively. Although net charge-offs increased in 2003 compared to 2002, expressed as a percentage of average loans held for investment, net charge-offs decreased from 0.49% for 2002, to 0.45% for 2003 due to the increase in average loans of $58.7 million. The following table details loan charge-offs and recoveries by loan type for the five years ended December 31, 1999 through 2003.

Summary of Loan Loss Experience:

	Years Ended December 31,
	2003	2002	2001	2000	1999
		(Amounts in Thousands, Except Percent Data)
Balance of allowance at beginning of period	$14,410	$13,952	$12,303	$11,900	$11,404
Acquisition balances	1,583	395	484	1,051	—
Charge-offs:
Commercial, financial, agricultural and commercial real estate	3,302	2,162	1,979	2,911	562
Real estate-residential	686	464	720	629	268
Installment	2,133	2,243	2,181	1,996	2,178

Total Charge-offs	6,121	4,869	4,880	5,536	3,008

Recoveries:
Commercial, financial and agricultural	711	167	155	267	74
Real estate-residential	58	129	298	82	60
Installment	564	428	458	553	477

Total Recoveries	1,333	724	911	902	611

Net charge-offs	4,788	4,145	3,969	4,634	2,397
Provision charged to operations	3,419	4,208	5,134	3,986	2,893

Balance of allowance at end of period	$14,624	$14,410	$13,952	$12,303	$11,900

Ratio of net charge-offs to average loans outstanding	0.49%	0.45%	0.47%	0.62%	0.38%
Ratio of allowance for loan losses to total loans outstanding	1.43%	1.55%	1.54%	1.52%	1.70%
Average Loans Outstanding	976,072	917,349	843,925	744,570	636,211

     For additional information regarding the Allowance for Loan Losses, also see Note 6 of the Financial Statements included herein under Item 8.

Allocation of Allowance for Loan Losses:

	2003		2002		2001		2000		1999
				(Amounts in Thousands, Except Percent Data)
Commercial, Financial and Agricultural	$9,414	47.00%	$8,905	47.00%	$8,399	47.00%	$6,798	38.00%	$4,919	43.00%
Real Estate- Mortgage	2,207	41.00%	1,684	39.00%	3,543	38.00%	3,289	46.00%	2,578	39.00%
Consumer	3,003	12.00%	3,821	14.00%	2,010	15.00%	1,861	16.00%	1,413	18.00%
Unallocated	—	0.00%	—	0.00%	—	0.00%	355	0.00%	2,990	0.00%

Total	$14,624	100.00%	$14,410	100.00%	$13,952	100.00%	$12,303	100.00%	$11,900	100.00%

     The percentages in the table above represent the percent of loans in each category of total loans.

Non-performing Assets

     Non-performing assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. The levels of non-performing assets for the last five years are presented in the following table.

	December 31,
	2003	2002	2001	2000	1999
		(Amounts in Thousands)
Non-accrual loans	$2,993	$3,075	$3,633	$5,397	$7,889
Loans 90 days or more past due and still accruing interest	—	91	1,351	1,208	1,259
Other real estate owned	2,091	2,855	3,029	2,406	1,950

	$5,084	$6,021	$8,013	$9,011	$11,098

Non-performing loans as a percentage of total loans	0.3%	0.3%	0.6%	0.8%	1.3%
Non-performing assets as a percentage of total loans and other real estate owned	0.5%	0.6%	0.9%	1.1%	1.6%
Allowance for loan losses as a percentage of non-performing loans.	488.6%	455.1%	279.9%	186.3%	130.1%
Allowance for loan losses as a percentage of non-performing assets	287.7%	239.3%	174.1%	136.5%	107.2%

     Total non-performing assets were $5.1 million at December 31, 2003 compared to $6.0 million at December 31, 2002, a decrease of $937,000. Every component of non-performing assets improved with other real estate owned having the greatest impact, decreasing $764,000, or 26.7%. The decrease in non-accrual loans resulted from the resolution of a number of loan relationships through payment, repossession, or foreclosure and write-down of the loan balances to reflect the net realizable value of the assets. The decrease in loans 90 days or more past due is a result of movement of these credits to non-accrual status and a more aggressive approach in collecting loans past due 90 days or more.

     Certain loans included in the non-accrual category have been written down to the estimated realizable value or have been assigned specific reserves within the allowance for loan losses based upon management’s estimate of loss upon ultimate resolution.

     During 2003, 2002 and 2001, $1,581,000, $2,168,000, and $2,116,000 of assets were acquired through foreclosure and transferred to other real estate owned.

     In addition to non-performing loans reflected in the foregoing table, the Company has identified certain performing loans as impaired based upon management’s evaluation of credit strength, projected ability to repay in accordance with the contractual terms of the loans and varying degrees of dependence on the sale of related collateral for liquidation of the loans. These loans were current under loan terms and were classified as performing at year-end 2003.

     The following table presents the Company’s investment in loans considered to be impaired and related information on those impaired loans:

	2003	2002	2001

	(Amounts in Thousands)
Recorded investment in loans considered to be impaired	$7,649	$8,980	$5,129
Loans considered to be impaired that were on a non-accrual basis	1,609	1,238	1,229
Allowance for loan losses related to loans considered to be impaired	2,422	3,907	1,310
Average recorded investment in impaired loans	7,798	9,176	5,674
Total interest income recognized on impaired loans	443	512	255

     Included in the table above is a loan relationship in the amount of $4.7 million which is secured by a hotel property which has suffered declines in levels of occupancy. The allowance for loan losses related to this loan was $1.5 million at December 31, 2003. This was the Company’s largest impaired loan at December 31, 2003.

     The Company has considered all impaired loans in the evaluation of the adequacy of the allowance for loan losses at December 31, 2003. Additional information regarding nonperforming loans can be found in Note 6 included in the Financial Statements under Item 8 of this report.

Nonperforming Loans:

	December 31,
	2003	2002	2001	2000	1999
		(Amounts in Thousands)
Non-accrual Loans	$2,993	$3,075	$3,633	$5,397	$7,889
Loans Past Due Over 90 Days and still accruing interest	—	91	1,351	1,208	1,259
Restructured Loans Performing in Accordance with Modified Terms	356	345	518	502	505
Gross Interest Income Which Would Have Been Recorded Under Original Terms of Non-Accruing and Restructured Loans	282	222	291	409	436
Actual Interest Income During the Period	194	108	97	105	78

     Potential Problems Loans — In addition to loans which are classified as non-performing and impaired, the Company closely monitors certain loans which could develop into problem loans. These potential problem loans present characteristics of weakness or concentrations of credit to one borrower. Among these loans at December 31, 2003 was a loan of $12.8 million which warrants close monitoring to a borrower within the hospitality industry. The loan represents the retained portion of a $16 million total loan shared with a participating bank. As with other hospitality industry firms, the borrower has experienced reduced cash flow associated with declines in the level of hotel occupancy. The loan is secured by real estate improved with a national franchise hotel and parking building in a major southeast city. The loan is further secured by the guarantee of the principals of the borrowing entity. This loan, which was originated in 1999, performed according to terms until it displayed delinquency in February and March 2003 and was subsequently brought current. The loan remains current as to principal and interest at December 31, 2003. The loan has not been converted to non-accrual status based upon its secured position, historical performance and strength of guarantors. This loan does, however, represent one of the Company’s largest credits and is within an industry which has suffered from declining performance in 2003.

     There were no specific allocations of the allowance for loan losses for any of the foregoing potential problem loans as of December 31, 2003.

     The Company is also monitoring a $3.1 million loan to a hospitality borrower for a new property opened in 2003. The construction and opening of the hotel, which secures this loan was delayed and occupancy has not reached projected levels necessary to adequately fund current debt service requirements. The loan is guaranteed by the principals and is senior to a $900,000 loan by the SBA. The $3.1 million senior loan became 30 days delinquent in February 2004 and the borrower has requested conversion to interest only payments for one year to allow time for stabilization of occupancy and cash flow for the property. The company has delayed consideration of the modification request until the principals restore the loan to current status and pending the company’s request for additional collateral. The ultimate resolution of the issues dealing with the modification is not expected to have a material adverse effect on the consolidated financial statements.

     The Company had no foreign outstanding loans at December 31, 2003.

     Although the Company’s loans are made primarily in the three state region in which it operates, the Company had no concentrations of loans to one borrower or industry representing 10% or more of outstanding loans at December 31, 2003.

Deposits

     Total deposits have grown $85.9 million or 7.5% since year-end 2002 as a result of the acquisition of CommonWealth. Deposits in the acquired CommonWealth branches at year-end 2003 totaled $82.6 million. In terms of composition, non-interest-bearing deposits increased $28.6 million or 17.3% while interest-bearing deposits grew $57.3 million or 5.8% from December 31, 2002.

     Average total deposits increased to $1.2 billion for 2003 versus $1.1 billion in 2002, an increase of 9.57%. Average savings deposits increased by $15.1 million while time deposits increased by $33.4 million. Average interest-bearing demand and non-interest bearing demand deposits increased by $34.4 million and $21.7 million, respectively. In 2003, the average rate paid on interest bearing liabilities was 2.18%, down from the 2.94% in 2002.

Funding, Liquidity and Capital Resources:

     The Company’s short-term borrowings consist primarily of overnight Federal Funds purchased from the FHLB, securities sold under agreements to repurchase and callable term FHLB borrowings. This category of liabilities represents wholesale sources of funding and liquidity for the Company. Short-term borrowings from continuing operations increased on average approximately $29.1 million in comparison to the prior year considering an adjustment for discontinued operations reclassification. The increase in average short-term borrowings in 2003, along with the increase in average deposits of $104.6 million, was accompanied by an increase in total loans as these funds were used to finance the average loans held for investment portfolio growth ($58.7 million) and the average increase in available for sale securities ($68.4 million). The price sensitivity of funding cost is managed by the Company’s “Product Group”, which monitors product and pricing initiatives including, among other things, the management of the overall cost of funds to assist in maintaining an acceptable net interest margin, and to act as a resource in developing new products and establishing pricing guidelines.

     Other indebtedness includes structured term borrowings from the FHLB of $136.3 million and $100 million at December 31, 2003 and 2002, respectively, in the form of convertible and callable advances. The callable advances may be called (redeemed) at quarterly intervals after various lockout periods. These call options may substantially shorten the lives of these instruments. If these advances are called, the debt may be paid in full, converted to another FHLB credit product, or converted to an adjustable rate advance. At December 31, 2003 and 2002, respectively, the Company also held non-callable term advances of $8.3 million and $10.0 million. In 2003, the Company borrowed an additional $25 million from the FHLB. In addition, FCBI issued trust preferred securities in September 2003 of $15.0 million. The debentures sold by the Company to FCBI Capital Trust are included in the total borrowings of the Company.

     The Company’s short-term borrowings include securities sold under repurchase agreements. These agreements are sold to customers as an alternative to available deposit products. The underlying securities included in repurchase agreements remain under the Company’s control during the effective period of the agreements. Rates paid are summarized as follows:

	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Amounts in Thousands, Except Percent Data):
At year-end	$243,003	3.20%	$206,183	4.38%	$240,918	5.78%
Average during the year	225,431	3.45%	209,154	4.32%	191,660	5.17%
Maximum month-end balance	273,929		228,976		240,918

     For further discussion of FHLB borrowings, see Note 8 to the Notes to the Consolidated Financial Statements included in this report.

     Liquidity represents the Company’s ability to respond to demands for funds and is primarily derived from maturing investment securities, overnight investments, periodic repayment of loan principal, and the Company’s ability to generate new deposits. The Company also has the ability to attract short-term sources of funds and draw on credit lines that have been established at financial institutions to meet cash needs.

     Total liquidity of $859.6 million at December 31, 2003 is comprised of the following: cash on hand and deposits with other financial institutions of $59.3 million; securities available for sale of $444.2 million; securities held to maturity due within one year of $830,000; and Federal Home Loan Bank credit availability of $355.3 million.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally used to pay down short-term borrowings. On a longer-term basis, the Company maintains a strategy of investing in securities, mortgage-backed obligations and loans with varying maturities. The Company uses sources of funds primarily to meet ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of securities. At December 31, 2003, approved loan commitments outstanding amounted to $104 million for continuing operations and $46.7 for discontinued. Certificates of deposit scheduled to mature in one year or less totaled $400.7 million. Management believes that the Company has adequate resources to fund outstanding commitments and could either adjust rates on certificates of deposit in order to retain or attract deposits in changing interest rate environments or replace such deposits with advances from the FHLB or other funds providers if it proved to be cost effective to do so.

     The following tables present contractual cash obligations, contingent liabilities, commercial commitments and off-balance sheet arrangements as of December 31, 2003.

Cash Obligations:

		Total Payments Due by Period
			Two to
		Less than	Three	Four to	After
	Total	1 year	Years	Five Years	5 Years
		(In Thousands of Dollars)
Deposits without a stated maturity(1)	$618,951	$618,951	$—	$—	$—
Certificates of Deposit(2)(3)	625,518	409,035	138,400	41,141	36,942
Securities sold under agreements to repurchase	98,392	97,703	508	120	61
FHLB Advances(2)(3)	160,597	9,661	45,439	19,842	107,670
Trust Preferred Indebtedness	49,169	650	1,305	1,239	45,975
Leases (4)	4,002	982	1,570	1,156	294
Other Commitments(5)	36,000	36,000	—	—	—

Total	$1,614,644	$1,172,982	$187,222	$63,498	190,942

1.	Excludes Interest.

2.	Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2003. The interest to be paid on variable rate obligations is affected by changes in market interest rates, which materially affect the contractual obligation amounts to be paid.

3.	Excludes carrying value adjustments such as unamortized premiums or discounts.

4.	Excludes the leases which have been terminated in conjunction with the discontinued operations of UFM.

5.	Acquisition of PCB Bancorp in the second quarter of 2004.

Off-Balance Sheet Arrangements:

		Amount of Commitment Expiration Per Period
		Less than	Two to	Four to	After
	Total	One Year	Three Years	Five Years	Five Years
			(In Thousands)
Commitments:
Commercial lines of credit	$64,107	$45,703	$15,152	$407	$2,845
Consumer lines of credit	29,171	10,274	905	1,265	16,727
Letters of credit	10,693	9,658	961	—	74

Total commitments	$103,971	$65,635	$17,018	$1,672	$19,646

     Lines of credit with no stated maturity date are included in commitments for less than one year.

     In addition to amounts listed in the foregoing table and as more fully described in Application of Critical Accounting Policies and Note 5 to the Financial Statements, UFM had option-adjusted commitments to fund mortgage loans of $46.7 million.

Stockholders’ Equity

     Risk-based capital ratios are a measure of the Company’s capital adequacy. At December 31, 2003, the Company’s Tier I capital ratio was 13.26% compared with 12.06% in 2002. Federal regulatory agencies use risk-based capital ratios and the leverage ratio to measure the capital adequacy of banking institutions. Risk-based capital guidelines, risk weighted balance sheet assets, and off-balance sheet commitments are used in determining capital adequacy. The Company’s total risk-based capital-to-asset ratio was 14.55% at the close of 2003 compared with 13.33% in 2002. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies. The leverage ratio is the measurement of total tangible equity to total assets. The Company’s leverage ratio at December 31, 2003 was 8.83% versus 8.10% at December 31, 2002, both of which are well above the minimum levels prescribed by the Federal Reserve. (See Note 13 of the Notes to Consolidated Financial Statements.)

Trust and Investment Management Services

     As part of its community banking services, the Company offers trust management and estate administration services through its Trust and Financial Services Division (Trust Division). The Trust Division reported market value of assets under management of $471 million and $433 million at December 31, 2003 and 2002, respectively. The Trust Division manages intervivos trusts and trusts under will, develops and administers employee benefit plans and individual retirement plans and manages and settles estates. Fiduciary fees for these services are charged on a schedule related to the size, nature and complexity of the account.

     The Trust Division employs 19 professionals and support staff with a wide variety of estate and financial planning, investing and plan administration skills. The Trust Division is located within the Company’s banking offices in Bluefield, West Virginia. Services and trust development activities to other branch locations and primary markets are offered through the Bluefield-based division.

Quantitative and Qualitative Disclosures about Market Risk

     The Bank’s profitability is dependent to a large extent upon its net interest income (NII), which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets reprice differently than its interest-bearing liabilities. The Bank manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds while maintaining an acceptable level of NII given the current interest rate environment.

     The Company’s primary component of operational revenue, NII, is subject to variation as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities on earning assets and interest-bearing liabilities. Interest rate risk has four primary components including repricing risk, basis risk, yield curve risk and option risk. Repricing risk occurs when earning assets and paying liabilities reprice at differing times as interest rates change. Basis risk occurs when the underlying rates on the assets and liabilities the institution holds change at different levels or in varying degrees. Yield curve risk is the risk of adverse consequences as a result of unequal changes in the spread between two or more rates for different maturities for the same instrument. Lastly, option risk is due to “embedded options” often called put or call options given or sold to holders of financial instruments.

     In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Bank seeks to control its interest rate risk (IRR) exposure to insulate net interest income and net earnings from fluctuations in the general level of interest rates. To measure its exposure to IRR, quarterly simulations of NII are performed using financial models that project NII through a range of possible interest rate environments including rising, declining, most likely and flat rate scenarios. The results of these simulations indicate the existence and severity of IRR in each of those rate environments based upon the current balance sheet position, assumptions as to changes in the volume and mix of interest-earning assets and interest-paying liabilities and management’s estimate of yields to be attained in those future rate environments and rates that will be paid on various deposit instruments and borrowings. Specific strategies for management of IRR have included shortening the amortized maturity of new fixed-rate loans, increasing the volume of adjustable rate loans to reduce the average maturity of the Bank’s interest-earning assets and monitoring the term structure of liabilities to maintain a balanced mix of maturity and repricing structures to mitigate the potential exposure. The simulation model used by the Company captures all earning assets, interest bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based upon the latest simulation, the Company believes that it is biased toward an asset sensitive position. Absent adequate management, asset sensitive positions can negatively impact net interest income in a falling rate environment or, alternatively, positively impact net interest income in a rising rate environment.

     The Company has established policy limits for tolerance of interest rate risk that allow for no more than a 10% reduction in projected NII based on quarterly income simulations compared to forecasted results. In addition, the policy addresses exposure limits to changes in the Economic Value of Equity (“EVE”) according to predefined policy guidelines. The most recent simulation indicates that current exposure to interest rate risk is within the Company’s defined policy limits as short-term rates are anticipated to move upward in the latter half of 2004.

     The following table summarizes the impact on NII and the EVE as of December 31, 2003 and 2002, respectively, of immediate and sustained rate shocks in the interest rate environment of plus and minus 100 basis points and plus 200 basis points from the flat rate simulation. The results of the rate shock analysis depicted below differ from the results in quarterly simulations, in that all changes are assumed to take effect immediately; whereas, in the quarterly income simulations, changes in interest rates are assumed to take place over a 24-month horizon simulating a more likely scenario for a changing rate environment. This table, which illustrates the prospective effects of hypothetical interest rate changes, is based upon numerous assumptions including relative and estimated levels of key interest rates over a twelve-month time period. This type of modeling technique, although useful, does not take into account all strategies that management might undertake in response to a sudden and sustained rate shock as depicted. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables.

Rate Sensitivity Analysis

	2003
	Net Interest	%	Market Value	%
Increase (Decrease) in Interest Rates (Basis Points)	Income	Change	of Equity	Change
		(Amounts in Thousands)
200	$1,769	3.1	$4,398	1.5
100	1,227	2.1	4,334	1.4
(100)	(1,302)	(2.2)	(16,247)	(5.4)

	2002
	Net Interest	%	Market Value	%
Increase (Decrease) in Interest Rates (Basis Points)	Income	Change	of Equity	Change
		(Amounts in Thousands)
200	$4,466	7.1	$(8,709)	(5.5)
100	2,387	3.8	(3,882)	(2.5)
(100)	(2,018)	(3.2)	4,885	3.1

     When comparing the impact of the rate shock analysis between 2003 and 2002, the 2003 changes in NII reflect the impact of the balance sheet composition of assets and liabilities as the profile continues to reflect asset sensitivity in a falling rate environment as more assets prepay and net interest income declines. The change results in heightened asset prepayment levels experienced in light of the interest rate environment modeled. The asset sensitivity is reflected in on-hand liquidity of $22.1 million (Federal Funds sold and interest-bearing balances held with other banks). The Company continues to reinvest excess funds into new assets (loans and securities) to support net interest income. The Company began to experience a shift in the balance sheet toward greater asset sensitivity in 2000 which was attributed to the reduced lives of certain assets and the control measures taken in prior years, and continuing throughout 2003, to reduce deposit cost and identify opportunities for product and net interest income enhancement in response to the current rate environment.

     The market value of equity is a measure which reflects the impact of changing rates on the underlying value of the Company in a hypothetical scenario analysis. The value of equity within this analysis is favorably responsive to the impact of rising rates. The Company changed modeling tools in 2003 and the result provided more accurate measures of non-maturity deposits and the results for 2003 give greater weight to the value of these deposits as rates rise.

Consolidated Financial Statements and Supplementary Data

Financial Statements

Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Cash Flow
Consolidated Statements of Changes in Stockholders’ Equity
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Report of Management’s Responsibilities

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)

	December 31,
	2003	2002
	(Amounts in Thousands,
	Except Share Data)
Assets
Cash and due from banks	$37,173	$30,813
Interest-bearing balances with banks	22,136	88,064
Fed Funds Sold	—	3,157

Total cash and cash equivalents	59,309	122,034
Securities available for sale (amortized cost of $435,912, 2003; $289,333, 2002)	444,194	300,585
Securities held to maturity (fair value of $40,060, 2003; $43,342, 2002)	38,020	41,014
Loans held for sale	424	865
Loans held for investment, net of unearned income	1,026,191	927,621
Less allowance for loan losses	14,624	14,410

Net loans held for investment	1,011,567	913,211
Premises and equipment	29,816	24,864
Other real estate owned	2,091	2,855
Interest receivable	8,327	7,729
Other assets	17,266	14,274
Goodwill	37,978	23,976
Other intangible assets	1,363	1,325
Assets related to discontinued operations	22,372	71,631

Total Assets	$1,672,727	$1,524,363

Liabilities
Deposits:
Noninterest-bearing	$194,046	$165,458
Interest-bearing	1,031,490	974,170

Total Deposits	1,225,536	1,139,628
Interest, taxes and other liabilities	11,897	15,705
Securities sold under agreements to repurchase	97,651	91,877
FHLB borrowings and other indebtedness	129,616	59,172
Junior subordinated debt related to issuance of trust preferred securities	15,000	—
Liabilities related to discontinued operations	17,992	65,519

Total Liabilities	1,497,692	1,371,901

Stockholders’ Equity
Preferred stock, par value undesignated; 1,000,000 shares authorized; no shares issued and outstanding in 2003 and 2002	—	—
Common stock, $1 par value; 15,000,000 shares authorized in 2003 and 2002; 11,442,348 shares issued in 2003 and 10,952,385 in 2002; 11,242,443 and 10,877,330 shares outstanding in 2003 and 2002	11,442	9,957
Additional paid-in capital	108,128	58,642
Retained earnings	56,894	79,084
Treasury stock, at cost	(6,407)	(1,982)
Accumulated other comprehensive income	4,978	6,761

Total Stockholders’ Equity	175,035	152,462

Total Liabilities and Stockholders’ Equity	$1,672,727	$1,524,363

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands, Except Per Share Data)
Interest Income:
Interest and fees on loans held for investment	$70,432	$72,415	$72,582
Interest on securities-taxable	13,117	12,961	10,196
Interest on securities-nontaxable	6,488	6,819	6,190
Interest on federal funds sold and deposits in banks	604	385	837

Total interest income	90,641	92,580	89,805

Interest Expense:
Interest on deposits	19,950	25,366	31,884
Interest on short-term borrowings	5,792	6,329	7,358
Interest on other debt	655	604	605

Total interest expense	26,397	32,299	39,847

Net interest income	64,244	60,281	49,958
Provision for loan losses	3,419	4,208	5,134

Net interest income after provision for loan losses	60,825	56,073	44,824

Noninterest Income:
Fiduciary income	1,788	1,773	1,815
Service charges on deposit accounts	8,071	7,056	5,966
Other service charges, commissions and fees	2,384	1,380	1,435
Other operating income	1,101	796	1,296
Gain on sale of securities	1,198	(388)	181

Total noninterest income	14,542	10,617	10,693

Noninterest Expense:
Salaries and employee benefits	20,644	17,184	14,482
Occupancy expense of bank premises	2,912	2,407	2,215
Furniture and equipment expense	1,994	1,747	1,511
Core deposit amortization	243	245	2,198
Other operating expense	11,797	11,137	9,533

Total noninterest expense	37,590	32,720	29,939

Income from continuing operations before income taxes	37,777	33,970	25,578
Income tax expense	11,058	9,740	7,733

Income from continuing operations	26,719	24,230	17,845
(Loss) income from discontinued operations before income tax	(2,174)	798	1,958
Income tax (benefit) expense	(693)	309	669

(Loss) income from discontinued operations	$(1,481)	$489	$1,289

Net income	$25,238	$24,719	$19,134

Basic earnings per common share	$2.27	$2.26	$1.75

Diluted earnings per common share	$2.25	$2.25	$1.75

Basic earnings per common share from continuing operations	$2.41	$2.22	$1.63

Diluted earnings per common share from continuing operations	$2.39	$2.21	$1.63

Weighted average basic shares outstanding	11,096,900	10,917,100	10,938,741

Weighted average diluted shares outstanding	11,198,353	10,970,442	10,979,011

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flow

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands)
Cash flows from operating activities-continuing operations:
Income from continuing operations	$26,719	$24,230	$17,845
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	3,419	4,208	5,134
Depreciation of premises and equipment	1,892	1,544	1,414
Intangible amortization	243	245	136
Other intangible accretion	(266)	(212)	(166)
Net investment amortization and accretion	2,842	1,466	485
Net (gain) loss on the sale of assets	(1,064)	1,274	7,370
Net gain on sale of loans	—	—	(7,514)
Mortgage loans originated for sale	(28,551)	—	—
Proceeds from sale of mortgage loans	28,992	—	—
Deferred income tax expense (benefit)	1,285	503	(621)
Increase in interest receivable	(150)	1,040	1,084
Decrease (increase) in other assets	2,054	(1,866)	1,169
(Decrease) increase in other liabilities	(3,688)	478	2,628

Net cash provided by operating activities-continuing operations	33,727	32,910	28,964

Cash flows from investing activities-continuing operations:
Proceeds from sales of securities available for sale	10,192	13,874	18,907
Proceeds from maturities and calls of securities available for sale	150,877	94,815	102,458
Proceeds from maturities and calls of held to maturity securities	3,058	1,754	1,602
Purchase of securities available for sale	(307,886)	(41,527)	(229,853)
Purchase of investment securities held to maturity	(75)	—	—
Net decrease (increase) in loans made to customers	19,289	(9,300)	(67,115)
Cash provided by acquisitions, net	1,324	1,982	77,021
Purchase of premises and equipment	(6,722)	(5,471)	(3,385)
Proceeds from sale of equipment	402	—	126

Net cash (used in) provided by investing activities-continuing operations	(129,541)	56,127	(100,239)

Cash flows from financing activities-continuing operations:
Net increase in demand and savings deposits	902	52,874	36,144
Net (decrease) increase in time deposits	(20,019)	(19,059)	28,625
Net increase (decrease) in short-term debt	61,476	(35,423)	13,722
Repayment of long-term debt	(8,006)	(104)	(56)
Net proceeds from debt-trust preferred securities	14,560	—	—
Acquisition of treasury stock	(4,977)	(2,491)	(599)
Dividends paid	(10,847)	(9,926)	(8,875)

Net cash (used in) provided by financing activities-continuing operations	33,089	(14,129)	68,961

Net (decrease) increase in cash and cash equivalents-continuing operations	(62,725)	74,908	(2,314)
Net cash (used in) provided by discontinued operations	(308)	1,862	(114)

Cash and cash equivalents at beginning of year-continuing operations	$122,034	$47,126	$49,440
Cash and cash equivalents at beginning of year-discontinued operations	2,551	689	803

Cash and cash equivalents at beginning of year	$124,585	$47,815	$50,243

Cash and cash equivalents at end of year-continuing operations	$59,309	$122,034	$47,126
Cash and cash equivalents at end of year-discontinued operations	2,243	2,551	689

Cash and cash equivalents at end of year	$61,552	$124,585	$47,815

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income	Total
	(Amounts in Thousands Except Share and Per Share Information)
Balance December 31, 2000	$9,052	$35,273	$78,097	$(202)	$(1,538)	$120,682
Comprehensive income:
Net income	—	—	19,134	—	—	19,134
Other Comprehensive income
Unrealized gains on securities available for sale, net of tax	—	—	—	—	2,402	2,402
Less reclassification adjustment for gains realized in net income, net of tax	—	—	—	—	(109)	(109)

Comprehensive income	—	—	19,134	—	2,293	21,427
Common dividends declared ($.89 per share)	—	—	(8,875)	—	—	(8,875)
Purchase 27,036 treasury shares at $22.17 per share	—	—	—	(599)	—	(599)
Issuance of ESOP shares	—	29	—	377	—	406
Effect of 10% stock dividend	903	24,887	(25,790)	—	—	—

Balance December 31, 2001	9,955	60,189	62,566	(424)	755	$133,041

Comprehensive income:
Net income	—	—	24,719	—	—	24,719
Other Comprehensive income
Unrealized gains on securities available for sale, net of tax	—	—	—	—	5,770	5,770
Less reclassification adjustment for gains realized in net income, net of tax	—	—	—	—	236	236

Comprehensive income	—	—	24,719	—	6,006	30,725
Common dividends declared ($1.00 per share)	—	—	(9,926)	—	—	(9,926)
Purchase 85,844 treasury shares at $29.00 per share	—	—	—	(2,491)	—	(2,491)
Issuance of 5,500 shares under stock option plan	—	42	—	155	—	197
Issuance of ESOP shares	—	140	—	792	—	932
Fractional share adjustment for 10% stock dividend	2	(1,729)	1,725	(14)	—	(16)

Balance December 31, 2002	9,957	58,642	79,084	(1,982)	6,761	$152,462

Comprehensive income:
Net income			25,238			$25,238
Other comprehensive income Unrealized gains on securities available for sale, net of tax					(2,494)	(2,494)
Less reclassification adjustment for gains realized in net income, net of tax					711	711

Comprehensive income	—	—	25,238	—	(1,783)	23,455
Common dividends declared ($.98 per share)			(10,847)			(10,847)
Purchase 153,500 treasury shares at $32.43 per share				(4,977)		(4,977)
Acquisition of Stone Capital Management — 8,409 shares issued	8	236				244
Issuance of 63,095 shares under stock option plan	49	311		349		709
Acquisition of CommonWealth Bank — 389,609 shares issued	390	12,904				13,294
10% Stock Dividend & Fractional Adjustment	1,038	35,992	(36,581)	(477)		(28)
Issuance of ESOP shares		43		680		723

Balance December 31, 2003	$11,442	$108,128	$56,894	$(6,407)	$4,978	$175,035

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Presentation

     The accounting and reporting policies of First Community Bancshares, Inc. and subsidiaries (“First Community” or the “Company”) conform to accounting principles generally accepted in the United States and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets.

Principles of Consolidation

     The consolidated financial statements of First Community include the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. First Community operates in the community banking segment, and until the disposition of UFM, the mortgage banking segment.

     The financial statements and footnotes within this report have been reformatted to conform to the presentation required in Financial Accounting Standard (FAS) 144 for “discontinued operations” pursuant to the Company’s sale of its mortgage banking subsidiary in August 2004. All balance sheet and income statement items for the discontinued subsidiary, including contractual obligations, are presented gross of any related eliminations that would result through consolidation. These eliminations are netted against continuing operations. Interest expense accrued and paid by the discontinued operation is based upon the contractual terms of the obligations entered into by the mortgage subsidiary.

Cash and Cash Equivalents

     Cash and cash equivalents include cash and due from banks, time deposits with other banks, federal funds sold, and interest-bearing balances on deposit with the Federal Home Loan Bank that are available for immediate withdrawal. Interest and income taxes paid were as follows:

	2003	2002	2001
	(Amounts in Thousands)
Interest	$29,080	$36,269	$42,961
Income taxes	10,515	9,579	6,664

     Pursuant to agreements with the Federal Reserve Bank, the Company maintains a cash balance of approximately $1 million in lieu of charges for check clearing and other services.

Trading Securities

     At December 31, 2003 and 2002, no securities were held for trading purposes and no trading account was maintained.

Securities Available for Sale

     Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at estimated fair value. Unrealized appreciation or depreciation in fair value above or below amortized cost is included in stockholders’ equity net of income taxes and is entitled “Other Comprehensive Income.” Premiums and discounts are amortized to expense or accreted to income over the life of the security. Gain or loss on sale is based on the specific identification method. Other than temporary losses on available for sale securities are included in net securities losses and gains. All securities including securities held to maturity are evaluated for indications of impairment in accordance with the latest guidance issued by the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”). For debt securities available for sale with unrealized losses, management has the intent and ability to hold these securities until such time as the value recovers or the securities mature.

Securities Held to Maturity

     Investments in debt securities that management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is recorded based on the specific identification method.

Loans Held for Sale and Derivative Financial Investments

     As more fully described in Note 18, UFM was sold during the third quarter 2004. The loans held for sale by UFM in prior periods are carried as assets related to discontinued operations on the balance sheet and have been removed from continuing operations. The remaining $424,000 and $865,000 balance of loans held for sale at December 31, 2003 and 2002, respectively was held by the Bank. The process employed by the Bank is to sell these longer-term loans to an investor on a best efforts basis such that the Company does not absorb the interest rate risk involved in the commitment. The underlying value of this pipeline is immaterial to the Company’s financial statements as a whole, but will continue to be evaluated for significant changes.

     Loans held for sale by UFM (discontinued operations) primarily consisted of one to four family residential loans originated for sale in the secondary market and carried at the lower of cost or estimated fair value determined on an aggregate basis. Gains and losses on sales of loans held for sale by UFM are included in “discontinued operations” in the Consolidated Statements of Income.

     For loans to be sold by UFM, the mortgage subsidiary entered into forward commitments and options or derivatives to manage the risk inherent in interest rate lock commitments made to potential borrowers. The inventory of loans and loan commitments (both retail and wholesale) were hedged to reduce the interest rate risk and any corresponding fluctuation in cash flows derived upon settlement of the loans with secondary market purchasers, and consequently, to achieve a desired margin upon delivery. The hedge transactions were used for risk mitigation and were not for trading purposes. The derivative financial instruments stemming from these hedging transactions have been recorded at fair value and reclassified in “Assets related to discontinued operations” on the Consolidated Balance Sheets and the changes in fair value have been reclassified to “loss from discontinued operations” on the Consolidated Statements of Income. For the year ended December 31, 2003, the net derivative expense reflected in the Consolidated Statements of Income, was $3.14 million which was comprised of a $490,000 increase in the fair value of the forward mortgage contracts, a $1.5 million expense associated with the contract settlements including option expense, and a $2.1 million decline in the value of rate lock commitments. Forward mortgage contracts were settled at fair value upon expiration of the contract and resulted in either the payment or receipt of funds while option contracts were paid for in advance and amortized to expense over their useful life. UFM’s accumulated net derivative position was $83,000 and $1.7 million as of December 31, 2003 and 2002, respectively.

     Loans transferred to the held for sale classification are transferred at fair value. Any write-down recorded at the point of transfer is charged to earnings. Subsequent write-downs in fair value are recorded in non-interest expense while further appreciation in fair value is not recorded. No loans were transferred from held for investment to the held for sale category in 2003. During the fourth quarter of 2002, the Company transferred $6.0 million in loans held for investment to loans held for sale and recognized a write-down of $246,000.

     In December 2003, the Securities and Exchange Commission (“SEC”) issued informal guidance on the methods that the SEC feels Companies should use to account for and record interest rate lock commitments (“IRLC”). The guidance which will be formalized in a forthcoming staff accounting bulletin is expected to indicate that IRLC’s should be valued as a liability and expensed and remain as a liability until the expiration or culmination of the contract. The SEC staff emphasized that this accounting treatment should be applied to all loan commitments originated in the first reporting period beginning after March 15, 2004. The impact of adopting this standard on January 1, 2004 was to reduce the value of the lock commitments by $252,000.

Allowance for Loan Losses

     The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio. The Company consistently applies a monthly review process to continually evaluate loans for changes in credit risk. This process serves as the primary means by which the Company evaluates the adequacy of the allowance for loan losses. The allowance is maintained by making specific allocations to impaired loans and loan pools that exhibit inherent weaknesses and various credit risk factors. Allocations to loan pools are developed giving weight to risk ratings, historical loss trends and management’s judgment concerning those trends and other relevant factors.

     The allowance is allocated to specific loans to cover loan relationships identified with significant cash flow weaknesses and for which a collateral deficiency may be present. The allowance established under the specific reserve method is based upon the borrower’s estimated cash flow and projected liquidation value of related collateral. The allowance is allocated to pools of loans based on historical loss experience to cover the homogeneous and nonhomogeneous loans not individually evaluated. Pools of loans are grouped by specific category and risk characteristics. To determine the amount of allowance needed for each loan category, an estimated loss percentage is developed based upon historical loss experience. The historical loss experience is weighted for various risk factors including macro and micro economic conditions, qualitative assessments relative to the composition of the loan portfolio, the level of delinquencies and non-accrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, and any concentration of credits in certain industries or geographic areas. The calculated percentage is used to determine the estimated allowance excluding any relationships specifically identified and evaluated. While allocations are made to specific loans and classifications within the various categories of loans, the reserve is available for all loan losses.

     The allowance for loan losses related to impaired loans is based upon the discounted estimated cash flows or fair value of collateral when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, are evaluated for impairment on an aggregate basis in accordance with the Company’s policy.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while improvements that extend the economic useful life of the underlying asset are capitalized. Disposition gains and losses are reflected in current operations. In addition, any material excess of the carrying value over the fair value is recorded as an impairment loss.

Loan Interest Income Recognition

     Accrual of interest on loans is based generally on the daily amount of principal outstanding. It is the Company’s policy to discontinue the accrual of interest on loans based on the payment status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the loan is well secured and in process of collection. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected from prior years is charged to the reserve for possible loan losses. Interest income realized on impaired loans is recognized upon receipt if the impaired loan is on a non-accrual basis.

Loan Fee Income

     Loan origination and underwriting fees are recorded as a reduction of direct costs associated with loan processing, including salaries, review of legal documents, obtainment of appraisals, and other direct costs. Fees in excess of those related direct costs are deferred and amortized over the life of the related loan. Loan commitment fees are deferred and amortized over the related commitment period.

Other Real Estate Owned

     Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair value less estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other non-interest income and expense.

Stock Dividend

     On June 17, 2003, the Company’s Board of Directors declared a 10% stock dividend to shareholders of record as of August 1, 2003, which was distributed on August 15, 2003. Average shares outstanding and per share amounts included in the consolidated financial statements have been adjusted to reflect the impact of the stock dividend.

Stock Options

     The Company has a stock option plan for certain executives and directors accounted for under the intrinsic value method. Because the exercise price of the Company’s employee/director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In 2003, with the acquisition of CommonWealth, the Company assumed additional stock options on 120,155 shares, (adjusted by the merger conversion factor of .9015 and the 10% stock dividend in 2003). These options were issued by CommonWealth in 12 grants beginning in 1994 and ending in 2002 and, following the merger, reflect adjusted exercise prices ranging from $4.75 to $17.40. These options are fully vested and are exercisable for up to ten years following the grant date.

     In December 2002, the FASB issued FAS 148, “Accounting for Stock-Based Compensation.” This standard provided alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, the Statement requires prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the underlying effect of the method used on reported results until exercised.

     The effect of option shares on earnings per share relates to the dilutive effect of the underlying options outstanding. To the extent the granted exercise share price is less than the current market price, (“in the money”), there is an economic incentive for the shares to be exercised and an increase in the dilution effect on earnings per share.

     Assuming the use of the fair value method of accounting for stock options, pro forma net income and earnings per share would have been as follows:

	2003	2002	2001
	(Amounts in Thousands, Except Per Share Data)

Net income as reported	$25,238	$24,719	$19,134
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(150)	(163)	(310)

	$25,088	$24,556	$18,824

Income from continuing operations	$26,719	$24,230	$17,845
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(150)	(163)	(310)

	$26,569	$24,067	$17,535

Earnings per share:

Basic as reported	$2.27	$2.26	$1.75
Basic pro forma	$2.26	$2.25	$1.72

Diluted as reported	$2.25	$2.25	$1.75
Diluted pro forma	$2.24	$2.24	$1.72

Earnings per share from continuing operations:

Basic as reported	$2.41	$2.22	$1.63
Basic pro forma	$2.39	$2.20	$1.60

Diluted as reported	$2.39	$2.21	$1.63
Diluted pro forma	$2.37	$2.19	$1.60

The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions: i) risk-free interest rate of 4.03%, 5.15% and 5.12% for 2003, 2002 and 2001, respectively; ii) a dividend yield of 2.96%,

3.20% and 3.40% for 2003, 2002 and 2001, respectively; iii) volatility factors for the expected market price of the Company’s common stock of 22.8%, 24.5% and 31.2% for 2003, 2002 and 2001, respectively; and iv) a weighted-average expected life of the option of 11.97, 10.4 and 12.2 years, for 2003, 2002 and 2001, respectively.

Intangible Assets

     The excess of the cost of an acquisition over the fair value of the net assets acquired is recorded as goodwill. The net carrying amount of goodwill for continuing operations, was $38.0 million and $24.0 million at December 31, 2003 and 2002, respectively. The net carrying amount of goodwill at December 31, 2003 and 2002 related to UFM of $1.4 million and $1.8 million, respectively, is included in the balance sheet category “assets related to discontinued operations.” A portion of the purchase price in certain transactions has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits, ranging from seven to ten years while the weighted average remaining life of these core deposits is slightly greater than 3.8 years. As of December 31, 2003 and 2002, the balance of core deposit intangibles was $3.07 million and $2.9 million, respectively, while the corresponding accumulated amortization was $1.7 million and $1.2 million, respectively. The current year acquisition of CommonWealth added an additional $13.6 million of goodwill and $471,000 in other intangibles, while the 2002 acquisition of Monroe added an additional $441,000 in deposit intangible. The net unamortized balance of identified intangibles associated with acquired deposits was $1.4 million and $1.3 million at December 31, 2003 and 2002, respectively. Amortization expense of intangibles for each of the next five years is approximately $225,000 annually.

     With the adoption of FAS No. 142 and FAS No. 147 in 2002, the Company ceased amortization of certain goodwill subject to an annual impairment test. The impairment test involves identifying separate reporting units based on the reporting structure of the Company, then assigning all assets and liabilities, including goodwill, to these units. Each reporting segment is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Through the results of impairment tests, management concluded that an impairment charge of approximately $400,000 was appropriate for the discontinued mortgage banking operations in the fourth quarter of 2003.

     The progression of the Company’s goodwill and intangible assets for continuing operations for the year ended December 31, 2003 is detailed in the following table:

		Other
	Goodwill	Intangibles

Balance at December 31, 2002	$23,976	$1,325
Acquisitions	14,478	471
Tax Benefits, Exercise of Stock Options and Other Adjustments	(476)	(190)
Amortization	—	(243)

Balance at December 31, 2003	$37,978	$1,363

Recent Accounting Developments

     In December 2003, the AICPA issued Statement of Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”. This statement, which is effective for loans acquired in fiscal years beginning after December 15, 2004, addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This standard will require a fair value measure of loans acquired and as such no corresponding loss reserve will be permitted on all loans acquired in a transfer that are within the scope of SOP 03-3. The impact of the Standard is prospective to adoption but require new recognition and measurement techniques.

     In May 2003 the FASB issued Statement 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which established standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not materially impact the financial statements of the Company.

     In April 2003, the FASB issued Statement 149, “Amendment of FASB Statement 133 on Derivative and Hedging Transactions,” which amended and clarified accounting for derivative instruments, including certain derivatives embedded in other instruments and for hedging activities under Statement 133. Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. The provisions of Statement 149 were effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement did not have a material adverse affect on the financial condition, results of operation or cash flows of the Company.

     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity is required to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. In December 2003, the FASB reissued FIN 46. This guidance was effective for interests in certain VIE’s as of December 31, 2003. The adoption of this Statement did not have a material adverse affect on the financial condition, results of operation or cash flows of the Company.

     In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes. At December 31, 2003, $15 million in trust preferred securities issued by FCBI Capital Trust were outstanding that are treated as Tier 1 capital for bank regulatory purposes. If FCBI’s outstanding trust preferred securities at December 31, 2003 were not treated as Tier 1 capital at that date, FCBI’s Tier 1 leverage capital ratio would have declined from 8.83% to 7.91%, its Tier 1 risk-based capital ratio would have declined from 13.26% to 11.88%, and its total risk-based capital ratio would have declined from 14.55% to 13.17% as of December 31, 2003. These reduced capital ratios would continue to meet the applicable “well capitalized” Federal Reserve capital requirements.

Income Taxes

     The Company and its subsidiary file a consolidated federal income tax return. The provision for income tax expense and the underlying effective rate are determined based upon a combination of the enacted statutory federal and state rates and is reduced or increased by any corresponding nontaxable income or nondeductible expenses, respectively.

     Deferred income taxes, which are included in other assets, are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The book versus tax basis difference is created by the timing of expense and/or income recognition required for financial accounting reporting purposes as opposed to what is required statutorily by enacted federal and state tax laws, as well as differences assigned to the underlying asset and liability values at acquisition.

Earnings Per Share

     Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average shares outstanding increased by the dilutive effect of stock options. Basic and diluted net income per common share calculations follow:

	For the Year Ended December 31,
	2003	2002	2001
	(Amounts in Thousands Except Per Share Data)
Basic:
Income from continuing operations	$26,719	$24,230	$17,845
(Loss) income from discontinued operations	(1,481)	489	1,289

Net income	$25,238	$24,719	$19,134

Weighted average shares outstanding	11,096,900	10,917,100	10,938,741
Dilutive shares for stock options	101,453	53,342	40,270
Weighted average dilutive shares outstanding	11,198,353	10,970,442	10,979,011

Basic:
Earnings per share continuing operations	$2.41	$2.22	$1.63
(Loss) earnings per share discontined operations	(0.14)	0.04	0.12
Earnings per share	2.27	2.26	1.75

Diluted:
Diluted earnings per share continuing operations	$2.39	$2.21	$1.63
Diluted (loss) earnings per share discontined operations	(0.14)	0.04	0.12
Diluted earnings per share	2.25	2.25	1.75

Note 2. Merger and Acquisitions

     On December 31, 2003, the Company announced the signing of a definitive merger agreement pursuant to which the Company will acquire PCB Bancorp, Inc., a Tennessee-chartered bank holding company (“PCB Bancorp”). PCB Bancorp has five full service branch offices located in Johnson City, Kingsport and surrounding areas in Washington and Sullivan Counties in East Tennessee. PCB Bancorp, which is headquartered in Johnson City, Tennessee, had total assets of $172 million, total deposits of $150 million and total stockholders’ equity of $13.8 million as of September 30, 2003.

     Under the terms of the merger agreement, shares of PCB Bancorp common stock will be purchased for $40.00 per share in cash. The total deal value, including the cash-out of outstanding stock options, is approximately $36.0 million. Concurrent with the PCB Bancorp merger, Peoples Community Bank, the wholly-owned subsidiary of PCB Bancorp, will be merged into First Community Bank, N.A., a wholly-owned subsidiary of First Community Bancshares, Inc. The merger is expected to close late in the first quarter of 2004, pending the receipt of all requisite regulatory approvals and the approval of PCB Bancorp’s shareholders.

     On June 6, 2003, the Company acquired The CommonWealth Bank, a Virginia-chartered commercial bank (“CommonWealth”). CommonWealth’s four branch facilities located in the Richmond, Virginia metro area were simultaneously merged with and into the Bank. The completion of this transaction resulted in the addition of $136.5 million in assets, including $120.0 million in loans and added an additional $105.0 million in deposits to the Bank. As a result of allocation, the $14.1 million excess of purchase price over the fair market value of the net assets acquired and identified intangibles was recorded as goodwill.

     In January 2003, the Bank acquired Stone Capital Management, Inc. (“Stone Capital”), with an office in Beckley, West Virginia. This acquisition expanded the Bank’s operations into wealth management, asset allocation, financial planning and investment advice. Stone Capital was acquired through the issuance of 8,409 shares of Company common stock, which represents 50% of the total consideration. The balance of the consideration is payable over three years, beginning in 2004, in the form of Company common stock subject to revenue minimums outlined in the acquisition agreement.

Note 3. Securities Available for Sale

     As of December 31, the amortized cost and estimated fair value of securities classified as available for sale are as follows:

	2003
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$257,629	$2,704	$(1,351)	$258,982
States and political subdivisions	100,708	$2,477	$(134)	$103,051
Other securities	77,575	$4,611	$(25)	$82,161

Total	$435,912	$9,792	$(1,510)	$444,194

	2002
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$138,981	$5,006	$—	$143,987
States and political subdivisions	93,587	$2,739	$(620)	$95,706
Other securities	56,765	$4,127	$—	$60,892

Total	$289,333	$11,872	$(620)	$300,585

	2001
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$193,689	$949	$(467)	$194,171
States and political subdivisions	97,683	1,230	(1,464)	97,449
Other securities	59,103	1,010	(54)	60,059

Total	$350,475	$3,189	$(1,985)	$351,679

     Securities available for sale with estimated fair values of $243,076,746 and $207,391,813 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes. Pledging of securities is accomplished through the use of an intermediary where securities pledged are recorded for the benefit of the depositor, public agency or to secure other short-term borrowings.

     As a condition to membership in the Federal Home Loan Bank (“FHLB”) system, FCBNA is required to subscribe to a minimum level of stock in the FHLB of Atlanta. At December 31, 2003, FCBNA owned approximately $7.2 million in stock which is classified as available for sale.

     The amortized cost and estimated fair value of securities available for sale by contractual maturity, at December 31, 2003, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. In 2003, net gains on the sale of securities were $1.2 million, almost entirely due to the sale of certain short-term equity investments in the third quarter of 2003. Gross gains were $1.2 million while gross losses were only $5,000 during 2003.

     During 2002, the recognized net security losses in the available for sale securities portfolio were $393,000. The net loss included gross losses of $576,000 resulting from an other-than-temporary write-down of a municipal issue within the portfolio, losses from the sale of securities of $313,000 and offsetting gross gains of $496,000 resulting from securities sold and called.

	U.S.	States			Tax
	Government	and			Equivalent
	Agencies &	Political	Other		Purchase
	Corporations	Subdivisions	Securities	Total	Yield
	(Amounts in Thousands)
Amortized Cost
Maturity:
Within one year	$—	$2,140	$5,057	$7,197	6.17%
After one year through five years	10,766	6,770	40,964	58,500	5.86%
After five years through ten years	127,252	6,194	—	133,446	4.59%
After ten years	119,611	85,604	31,554	236,769	5.41%

Total amortized cost	$257,629	$100,708	$77,575	$435,912

Tax equivalent purchase yield	4.46%	7.57%	4.80%	5.23%
Average maturity (in years)	16.17	13.74	13.99	15.22

Fair Value
Maturity:
Within one year	$—	$2,184	$5,243	$7,427
After one year through five years	10,897	7,004	44,439	62,340
After five years through ten years	127,371	6,439	—	133,810
After ten years	120,714	87,424	32,479	240,617

Total fair value	$258,982	$103,051	$82,161	$444,194

     At December 31, 2003, the combined depreciation in value of the individual securities in an unrealized loss position for less than 12 months was less than 1% of the combined reported value of the aggregate securities portfolio. Management does not believe any individual unrealized loss as of December 31, 2003 represents an other-than-temporary impairment. The Company has the intent and ability to hold these securities until such time as the value recovers or the securities mature. Furthermore, the Company believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

     The following table reflects those investments in a continuous unrealized loss position for less than 12 months. There are currently no securities in a continuous unrealized-loss position for 12 or more months.

	Less than 12 Months		12 Months or longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
	(Amounts in Thousands)
U. S. Government agency securities	$114,191	$(1,351)	$—	$—	$114,191	$(1,351)
States and political subdivisions	10,095	(134)	—	—	10,095	(134)
Other Securities	10,275	(25)	—	—	10,275	(25)

Subtotal, debt securities	134,561	(1,510)	—	—	134,561	(1,510)
Common stock	—	—	—	—	—	—

Total	$134,561	$(1,510)	$—	$—	$134,561	$(1,510)

Note 4. Securities Held to Maturity

     The following table presents amortized cost and approximate fair values of investment securities held to maturity at December 31:

	2003
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$124	$4	$—	$128
States and political subdivisions	37,521	2,036	—	39,557
Other securities	375	—	—	375

Total	$38,020	$2,040	$—	$40,060

	2002
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$336	$8	$—	$344
States and political subdivisions	40,303	2,320	—	42,623
Other securities	375	—	—	375

Total	$41,014	$2,328	$—	$43,342

	2001
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in Thousands)
U.S. Government agency securities	$743	$16	$—	$759
States and political subdivisions	39,768	1,487	—	41,255
Other securities	1,373	6	—	1,379

Total	$41,884	$1,509	$—	$43,393

	U.S.	States
	Government	and			Tax
	Agencies &	Political	Other		Purchase
	Corporations	Subdivisions	Securities	Total	Yield
	(Amounts in Thousands)
Amortized Cost
Maturity:
Within one year	$—	$850	$—	$850	7.62%
After one year through five years	—	4,773	375	5,148	8.68%
After five years through ten years	124	19,891	—	20,015	8.55%
After ten years	—	12,007	—	12,007	8.92%

Total amortized cost	$124	$37,521	$375	$38,020

Tax equivalent purchase yield	3.51%	8.70%	6.30%	8.66%
Average contractual maturity (in years)	7.27	8.15	4.79	8.11
Fair Value
Maturity:
Within one year	$—	$861	$—	$861
After one year through five years	—	5,060	375	5,435
After five years through ten years	128	20,973	—	21,101
After ten years	—	12,663	—	12,663

Total fair value	$128	$39,557	$375	$40,060

     Various investment securities classified as held to maturity with an amortized cost of approximately $4,457,779 and $4,454,299 were pledged at December 31, 2003 and 2002, respectively, to secure public deposits and for other purposes required by law.

Note 5. Loans

     Loans held for investment, net of unearned income consist of the following at December 31:

	2003	2002
	(Amounts in Thousands)
Real estate-commercial	$317,421	$285,847
Real estate-construction	98,510	72,275
Real estate-residential	421,288	364,065
Commercial, financial and agricultural	69,395	74,186
Loans to individuals for household and other consumer expenditures	118,585	130,522
All other loans	992	726

	$1,026,191	$927,621

     FCBNA is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 2003.

     Financial instruments whose contract amounts represent credit risk at December 31, 2003 are commitments to extend credit (including availability of lines of credit) — $93.3 million, and standby letters of credit and financial guarantees written — $10.7 million. At December 31, 2003, FCBNA’s subsidiary, United First Mortgage, Inc. (UFM, discontinued August 2004), had commitments to originate loans of $46.7 million. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management’s credit evaluation and underwriting guidelines for the particular loan. Commitments outstanding, excluding the aforementioned mortgage loan commitments originated by UFM of $46.7 million, at December 31, 2003 are summarized in the following table:

	2003
	Notional
	Amount	Rate
	(Amounts in Thousands)
Real estate-commercial (fixed)	$2,899	5.00 - 10.00
Real estate-commercial (variable)	14,250	2.00 - 8.75
Real estate-construction (fixed)	10,151	4.25 - 9.75
Real estate-construction (variable)	25,714	4.00 - 10.00
Real estate-residential (fixed)	2,363	4.00 - 18.00
Real estate-residential (variable)	20,762	3.50 - 12.00
Commercial, financial, agricultural (fixed)	1,846	3.35 - 18.00
Commercial, financial, agricultural (variable)	19,820	2.00 - 10.50
Loans to individuals for household and other consumer expenditures (fixed)	4,387	3.10 - 18.50
Loans to individuals for household and other consumer expenditures (variable)	1,779	4.00 - 14.50

Total	$103,971

     Management analyzes the loan portfolio regularly for concentrations of credit risk, including concentrations in specific industries and geographic location. At December 31, 2003, commercial real estate loans comprised 30.9% of the total loan portfolio. Commercial loans include loans to small to mid-size industrial, commercial and service companies that include but are not limited to coal mining companies, manufacturers, automobile dealers, and retail and wholesale merchants. Commercial real estate projects represent several different sectors of the commercial real estate market, including residential land development, single family and apartment building operators, commercial real estate lessors, and hotel/motel developers. Underwriting standards require comprehensive reviews and independent evaluations be performed on credits exceeding predefined market limits on commercial loans. Updates to these loan reviews are done periodically or on an annual basis depending on the size of the loan relationship.

     The majority of the loans in the current portfolio, other than commercial and commercial real estate, were made and collateralized in West Virginia, Virginia, North Carolina and the surrounding mid-Atlantic area. Although sections of the West Virginia and

Southwestern Virginia economies are closely related to natural resource production, they are supplemented by service industries. The Company’s presence in three states, West Virginia, Virginia, and North Carolina, provides additional diversification against geographic concentrations of credit risk.

     In the normal course of business, FCBNA has made loans to directors and executive officers of the Company and its subsidiary. All loans and commitments made to such officers and directors and to companies in which they are officers, or have significant ownership interest, have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $7.8 million and $6.0 million at December 31, 2003 and 2002, respectively. During 2003, $5.0 million of new loans were made, repayments totaled $2.9 million, and other changes due to the change in composition of FCBNA’s board members and executive officers approximated $0.4 million.

Note 6. Allowance for Loan Losses

     Activity in the allowance for loan losses was as follows:

	2003	2002	2001
	(Amounts in Thousands)
Balance, January 1	$14,410	$13,952	$12,303
Provision for loan losses	3,419	4,208	5,134
Acquisition balance	1,583	395	484
Loans charged off	(6,121)	(4,868)	(4,880)
Recoveries credited to reserve	1,333	723	911

Net charge-offs	(4,788)	(4,145)	(3,969)

Balance, December 31	$14,624	$14,410	$13,952

     During 2003, 2002 and 2001, $1,581,000, $2,168,000, and $2,116,000 of assets were acquired through foreclosure and transferred to other real estate owned.

     In addition to non-performing loans reflected in the foregoing table, the Company has identified certain performing loans as impaired based upon management’s evaluation of credit strength, projected ability to repay in accordance with the contractual terms of the loans and varying degrees of dependence on the sale of related collateral for liquidation of the loans. These loans were current under loan terms and were classified as performing at year-end 2003.

     The following table presents the Company’s investment in loans considered to be impaired and related information on those impaired loans:

	2003	2002	2001
	(Amounts in Thousands)
Recorded investment in loans considered to be impaired	$7,649	$8,980	$5,129
Loans considered to be impaired that were on a non-accrual basis	1,609	1,238	1,229
Allowance for loan losses related to loans considered to be impaired	2,422	3,907	1,310
Average recorded investment in impaired loans	7,798	9,176	5,674
Total interest income recognized on impaired loans	443	512	255

     Impaired loans include a relationship in the amount of $4.7 million which is secured by a hotel property which has suffered declines in levels of occupancy. The allowance for loan losses related to this loan was $1.5 million at December 31, 2003.

     The Company has considered all impaired loans in the evaluation of the adequacy of the allowance for loan losses at December 31, 2003.

Note 7. Premises and Equipment

     Premises and equipment are comprised of the following as of December 31:

	2003	2002
	(Amounts In Thousands)
Land	$9,845	$7,648
Bank premises	26,573	24,310
Equipment	19,310	16,101

	55,728	48,059
Less: accumulated depreciation and amortization	25,912	23,195

Total	$29,816	$24,864

Note 8. Other Indebtedness

     Other indebtedness includes structured term borrowings from the FHLB of $136.3 million and $100 million at December 31, 2003 and 2002, respectively, in the form of convertible and callable advances. The callable advances may be called (redeemed) at quarterly intervals after various lockout periods. These call options may substantially shorten the lives of these instruments. If these advances are called, the debt may be paid in full, converted to another FHLB credit product, or converted to an adjustable rate advance. At December 31, 2003 and 2002, respectively, the Company also held non-callable term advances of $8.4 million and $10.0 million.

     FCBNA is a member of the FHLB which provides credit in the form of short-term and long-term advances collateralized by various mortgage assets. At December 31, 2003, credit availability with the FHLB totaled approximately $355.3 million. Advances from the FHLB are secured by stock in the FHLB of Atlanta, qualifying first mortgage loans of $373 million, mortgage-backed securities, and certain other investment securities. The FHLB advances are subject to restrictions or penalties in the event of prepayment.

     Other various debt obligations of the Company, excluding the borrowings of UFM mentioned below, approximated $30,000 at December 31, 2003 and $50,000 at December 31, 2002.

     The following schedule details the outstanding FHLB advances, rates and corresponding final maturities at December 31, 2003.

				Next Call
	Advance	Rate	Maturity	Date
	(Amounts in Thousands)
Callable advances:	$5,001	1.10%	03/10/06	03/10/04
	25,000	0.67%	06/30/06	06/30/04
	1,321	4.14%	05/02/07	05/02/05
	5,014	1.41%	09/27/07	03/29/04
	25,000	5.71%	03/17/10	03/17/04
	25,000	6.11%	05/05/10	02/05/04
	25,000	6.02%	05/05/10	02/05/04
	25,000	5.47%	10/04/10	01/05/04

	$136,336

Noncallable advances:	$949	4.55%	11/23/05	N/A
	457	5.01%	12/11/06	N/A
	5,000	1.17%	01/30/07	N/A
	2,000	6.27%	09/02/08	N/A

	$8,406

     In addition to the amounts listed in the foregoing table, the Company issued $15.0 million Trust Preferred Securities in September 2003 at a variable rate indexed at the 3 Month LIBOR rate + 2.95%. The securities mature on October 8, 2033 and are continuously callable beginning October 8, 2008.

     The Company’s wholly owned mortgage subsidiary, United First Mortgage (“UFM”), maintained a warehouse line of credit used to fund mortgage loan inventory with a third party which was entered into in the third quarter of 2003. The maximum line available under this credit facility was $15 million; however, only $2.6 million was outstanding at December 31, 2003. This line matures August 10, 2004 and carries an interest rate of New York Prime, adjusting as the prime rate changes.

     Consistent with the presentation of discontinued operations, approximately $17.7 million was moved from other borrowings to the category “liabilities related to discontinued operations.”

Note 9. Deposits

     At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

(Amounts in Thousands)
2004	$400,773
2005	103,446
2006	26,726
2007	38,779
2008 and thereafter	36,942

$606,666

     Time deposits, including certificates of deposit issued in denominations of $100,000 or more, amounted to $194.8 million and $176.8 million at December 31, 2003 and 2002, respectively. Interest expense on these certificates was $5.7 million, $6.1 million, and $6.7 million for 2003, 2002, and 2001, respectively.

     At December 31, 2003, the scheduled maturities of certificates of deposit of $100,000 or more are as follows:

(Amounts in Thousands)
Three Months or Less	$36,736
Over Three to Six Months	37,783
Over Six to Twelve Months	51,783
Over Twelve Months	68,500

Total	$194,802

Note 10. Income Taxes

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands)
Income taxes are as follows:
Tax on income exclusive of securities gains	$10,579	$9,895	$7,661
Tax on net securities (losses) gains	479	(155)	72
	$11,058	$9,740	$7,733

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands)
Income tax provisions consists of:
Current tax expense	$11,027	$8,406	$8,037
Deferred tax expense (benefit)	31	1,334	(304)
	$11,058	$9,740	$7,733

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting versus tax purposes. The tax effects of significant items comprising the Company’s net deferred tax assets as of December 31, 2003 and 2002 are as follows:

	2003	2002
	(Amounts in Thousands)
Deferred tax assets:
Allowance for loan losses	$5,736	$5,644
Unrealized losses on assets	303	214
Deferred compensation	1,077	979
Deferred insurance premiums	154	222
Other	815	583

Total deferred tax assets	$8,085	$7,642

Deferred tax liabilities:
Intangible assets	$2,127	$1,537
Fixed assets	1,011	686
Deferred loan fees	655	370
Unrealized gain on securities available for sale	3,313	4,500
Other	1,044	978

Total deferred tax liabilities	8,150	8,071

Net deferred tax (liabilities) assets	$(65)	$(429)

The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

	Years Ended December 31,
	2003	2002	2001
Tax at statutory rate	35.00%	35.00%	35.00%
(Reduction) increase resulting from:
Tax-exempt interest on investment securities and loans	(5.98)%	(6.42)%	(7.31)%
State income taxes, net of federal benefit	1.92%	1.59%	2.27%
Amortization of goodwill	—%	—%	1.57%
Other, net	(1.67)%	(1.50)%	(1.30)%

Effective tax rate	29.27%	28.67%	30.23%

Note 11. Employee Benefits

Employee Stock Ownership and Savings Plan

     The Company maintains an Employee Stock Ownership and Savings Plan (“KSOP”). Coverage under the plan is provided to all employees meeting minimum eligibility requirements.

     Employer Stock Fund: Annual contributions to the stock portion of the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employer Stock Fund within the KSOP was $825,000, $675,000 and $948,000 in 2003, 2002 and 2001, respectively. The Company reports the contributions to the plan as a component of employee compensation and benefits. The 2003 contribution rate was 5.5% of eligible employee compensation.

     Employee Savings Plan: The Company provides a 401(k) Savings feature within the KSOP that is available to substantially all employees meeting minimum eligibility requirements. The cost of Company contributions under the Savings Plan component of the KSOP was $651,000, $551,000, and $216,000 in 2003, 2002 and 2001, respectively. The Company’s matching contributions are at the discretion of the Board up to 100% of elective deferrals of no more than 6% of compensation. The Company matching rate was 100% for 2003, 100% for 2002, and 50% for 2001. The employee participants have various investment alternatives available in the 401(k) Savings feature, but Company securities are not permitted as an investment alternative.

Employee Welfare Plan

     The Company provides various medical, dental, vision, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage are automatic). The health plan is managed by a third party administrator (“TPA”). Monthly employer and employee contributions are made to a tax-exempt employer benefits trust, against which the TPA processes and pays claims. Stop loss insurance coverage limits the Company’s funding requirements and risk of loss to $60,000 and $2.52 million for individual and aggregate claims, respectively. Total Company expenses under the plan were $2.1 million, $1.6 million, and $1.7 million in 2003, 2002 and 2001, respectively.

Deferred Compensation Plan

     FCBNA has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing at retirement or death. The liability at December 31, 2003 and 2002 was approximately $601,000 and $700,000, respectively. The annual expenses associated with this plan were $42,000 for 2003 and $91,000 for both 2002 and 2001. The obligation is based upon the present value of the expected payments and estimated life expectancies of the individuals.

     The Company maintains a life insurance contract on the life of one of the participants covered under this plan. Proceeds derived from death benefits are intended to provide reimbursement of plan benefits paid over the post employment lives of the participants. Premiums on the insurance contract are currently paid through policy dividends on the cash surrender values of $720,000 and $598,000 at December 31, 2003 and 2002, respectively.

Executive Retention Plan

     The Company maintains an Executive Retention Plan for key members of senior management. This Plan provides for a benefit at normal retirement (age 62) targeted at 35% of final compensation projected at an assumed 3% salary progression rate. Benefits under the Plan become payable at age 62. Actual benefits payable under the Retention Plan are dependent on an indexed retirement benefit formula which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company’s tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company. Additionally, during 2001, the Company entered into a similar retirement plan arrangement as described below with non-employee board members of the Company.

     The Company funded the contracts through the purchase of bank-owned life insurance, (“BOLI”), which is anticipated to fully fund the projected benefit payout after retirement. The total amount invested in BOLI for the Executive Retention Plan during 2000 and the corresponding cash surrender value at December 31, 2003 was $4.1 million and $6.1 million, respectively. The associated projected benefit obligation accrued as of year-end 2003 and 2002 was $1.4 million and $775,000, respectively, while the associated obligation expense incurred in connection with the Executive Plan was $170,000, $177,000 and $156,000 for 2003, 2002 and 2001, respectively. The income derived from policy appreciation was $234,000, $157,000 and $240,000 in 2003, 2002 and 2001, respectively.

     In conjunction with the CommonWealth merger, the Company assumed the obligations of the CommonWealth BOLI plan and added assets of $1.4 million which is reflected in the growth of the BOLI assets, income and corresponding expense.

     In connection with the Executive Retention Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with the individuals covered under the Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the plan participants under life insurance contracts referenced in the Plan. The Company as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.

     The Plan also contains provisions for change of control, as defined, which allow the participants to retain benefits, subject to certain conditions, under the Plan in the event of a change in control. Benefits under the Executive Plan, which begin to accrue with respect to years of service under the Plan, vest 25% after five years, 50% after ten years, 75% after 15 years and 5% per year thereafter, with vesting accelerated to 100% upon attainment of age 62.

Directors Supplemental Retirement Plan

     In the fourth quarter of 2001, the Company established a Directors Supplemental Retirement Plan for its non-employee Directors. This Plan provides for a benefit upon retirement from service on the Board at specified ages depending upon length of service or death. Benefits under the Plan become payable at age 70, 75, and 78 depending upon the individual director’s age and original date of election to the Board. Actual benefits payable under the Plan are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company’s tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company.

     In connection with the Directors Supplemental Retirement Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with certain directors covered under the Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the Retention Plan. The Company, as owner of the policies, retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies. Because the Plan was designed to retain the future services of Board members, no benefits are payable under the Plan in the event of termination of service prior to retirement age as defined in the Plan document.

     The Plan also contains provisions for change of control, as defined, which allow the Directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the 12 months prior to a change in control or anytime thereafter, unless the Director voluntarily terminates his service within 90 days following the change in control.

     The Plan expenses associated with the Directors Supplemental Retirement Plan for 2003, 2002 and 2001 were $155,000, $217,000 and $32,000, respectively. The level of expense in 2001 is reflective of the fourth quarter implementation of the Plan.

Stock Options

     In 1999, the Company instituted a Stock Option Plan to encourage and facilitate investment in the common stock of the Company by key executives and to assist in the long-term retention of service by those executives. The Plan covers key executives as determined by the Company’s Board of Directors from time to time. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 332,750 (adjusted for 10% stock dividends paid in 2002 and again in 2003). The options granted under the Plan represent the rights to acquire the option shares with deemed grant dates of January 1 for each year beginning with the initial year granted and the following four anniversaries. All stock options granted pursuant to the Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value (as defined by the Plan) of the Company’s common stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the Plan are exercisable for a period of five years after the date of the grantee’s retirement (provided retirement occurs at or after age 62), and at disability, or death. If employment is terminated other than by retirement, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

     In the fourth quarter of 2001, the Company also granted stock options to non-employee directors. The Director Option Plan was implemented to facilitate and encourage investment in the common stock of the Company by non-employee directors whose efforts, solely as directors, are expected to contribute to the Company’s future growth and continued success. The options granted pursuant to the Plan expire at the earlier of 10 years from the date of grant or two years after the optionee ceases to serve as a director of the Company. Options not exercised within the appropriate time shall expire and be deemed cancelled. The Plan covers non-employee directors as determined by the Company’s Board of Directors. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 108,900 shares (adjusted for the 10% stock dividends paid in 2002 and 2003).

     In 2003, with the acquisition of CommonWealth, the Company acquired additional stock options of 120,155 shares (adjusted by the merger conversion factor of .9015 and the 10% stock dividend in 2003). These options were issued by CommonWealth in 12 grants beginning in 1994 and ending in 2002 and, following the merger, reflect adjusted exercise prices ranging from $4.75 to $17.40. These options were fully vested at the point of grant and are exercisable for up to ten years following the original grant date.

     A summary of the Company’s stock option activity, and related information for the years ended December 31 is as follows:

	2003		2001			2002
		Weighted-		Weighted-		Weighted-
	Option	Average	Option	Average	Option	Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of year	291,638	$19.25	222,502	$16.95	92,866	$17.90
Granted	75,186	29.15	75,186	24.65	132,661	16.27
Acquired with CommonWealth	120,155	—	—	—	—	—
Exercised	63,095	11.44	6,050	21.74	—	—
Forfeited	9,075	—	—	—	3,025	13.93

Outstanding, end of year	414,809	$19.01	291,638	$19.25	222,502	$16.95

Exercisable at end of year	105,460	$12.67	48,400	$21.74	54,450	$21.74
Weighted-average fair value of options granted during the year	$7.05		$6.65		$4.80

     Additional information regarding stock options outstanding and exercisable at December 31, 2003 is provided in the following table:

					Weighted-
			Weighted-		Average
		Weighted-	Average	Number of	Exercise Price
Ranges of	Number of	Average	Remaining	Options	of Options
Exercise	Options	Exercise	Contractual	Currently	Currently
Prices($)	Outstanding	Price	Life (Years)	Exercisable	Exercisable
4.75 - 7.124	16,672	$5.71	1.16	16,672	$5.71
7.664 - 11.496	53,054	8.81	1.16	53,054	8.81
13.936 - 20.905	165,636	16.17	11.93	594	16.89
21.736 - 32.603	179,447	25.89	10.13	35,140	21.74

	414,809	$19.01	9.34	105,460	$12.67

Note 12. Litigation, Commitments and Contingencies

     In the normal course of business, the Company is a defendant in various legal actions and asserted claims, most of which involve lending, collection and employment matters. While the Company and legal counsel are unable to assess the ultimate outcome of each of these matters with certainty, they are of the belief that the resolution of these actions, singly or in the aggregate, should not have a material adverse affect on the financial condition, results of operations or cash flows of the Company.

     In November, 2003 the Company was sued by two former employees of The CommonWealth Bank, alleging among other things, violation of employment law and breach of contract, stemming from their termination. The Company and counsel believe that the lawsuit, which seeks damages of more than $180,000 and punitive damages for each of the two former employees of The CommonWealth Bank is without merit, and intends to vigorously defend this matter.

     The Company conducted mortgage banking operations through UFM. The majority of loans originated by UFM were sold to larger national investors on a service released basis. Loans were sold under loan sales agreements which contained various repurchase provisions. These repurchase provisions gave rise to a contingent liability for loans which could subsequently have been submitted to UFM for repurchase. The principal events which could have resulted in a repurchase obligation were i.) the discovery of fraud or material inaccuracies in a sold loan file and ii.) a default on the first payment due after a loan is sold to the investor, coupled with a ninety day delinquency in the first year of the life of the loan. Other events and variations of these events could have resulted in a loan repurchase under terms of other loan sales agreements. The volume of contingent loan repurchases, if any, were largely dependent on the quality of loan underwriting and systems employed by UFM for quality control in the production of mortgage loans. UFM could have remarketed these loans to alternate investors after repurchase and cure of the borrowers’ defects. The loans submitted for repurchase did not have a material adverse effect on the results of operations, financial condition or liquidity of UFM or the Company.

     UFM also originated government guaranteed FHA and VA loans that were also sold to third party investors. The Department of Housing and Urban Development (“HUD”) periodically audited loan files of government guaranteed loans and could have required UFM to execute indemnification agreements on loans which did not meet certain predefined underwriting guidelines or could have required the repurchase of the underlying loan. The number of required indemnification agreements, or loan repurchases were not material and no subsequent losses were incurred. Loan indemnifications and repurchases under the FHA and VA and VHDA loan programs have not had a material adverse effect on the financial condition, results of operations or cash flows of UFM or the Company.

     UFM was subject to net worth requirements issued by HUD. Failure to meet these minimum capital requirements could have initiated certain mandatory and possibly additional discretionary actions that, if undertaken, could have had a direct material effect on UFM’s operations. UFM was in compliance with HUD’s minimum net worth requirement at December 31, 2003 and 2002. UFM’s adjusted tangible net worth was $2.7 million at December 31, 2003, which exceeded the HUD requirement.

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit and written financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding.

     Financial instruments whose contract amounts represent credit risk at December 31, 2003 are commitments to extend credit (including availability of lines of credit) of $93.3 million and standby letters of credit and financial guarantees written of $10.7 million. In addition, at December 31, 2003, UFM had commitments to originate loans of $46.7 million. Of these commitments, the fallout/pullthrough model employed by UFM identified $30.8 million that were anticipated to close.

     In September 2003, the Company issued, through FCBI Capital Trust, $15.0 million of trust preferred securities in a private placement. In connection with the issuance of the preferred securities, the Company has committed to irrevocably and unconditionally guarantee the following payments or distributions with respect to the preferred securities to the holders thereof to the extent that FCBI Capital Trust has not made such payments or distributions and has the funds therefore: (i) accrued and unpaid distributions, (ii) the redemption price, and (iii) upon a dissolution or termination of the trust, the lesser of the liquidation amount and all accrued and unpaid distributions and the amount of assets of the trust remaining available for distribution.

Note 13. Regulatory Capital Requirements and Restrictions

     The primary source of funds for dividends paid by the Company is dividends received from FCBNA. Dividends paid by FCBNA are subject to restrictions by banking regulations. The most restrictive provision of the regulations requires approval by the Office of the Comptroller of the Currency if dividends declared in any year exceed the year’s net income, as defined, plus retained net profit of the two preceding years. During 2004, subsidiary accumulated earnings available for distribution as dividends to the Company without prior approval are $36.7 million plus net income for the interim period through the date of dividend declaration.

     The Company and FCBNA are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, which applies only to the Bank, the Bank must meet specific capital guidelines that involve quantitative measures of the entity’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The entity’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and FCBNA to maintain minimum amounts and ratios for total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2003, the Company and banking subsidiary met all capital adequacy requirements to which they are subject. As of December 31, 2003 and 2002, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that management believes have changed the institution’s category.

     At December 31, 2003, $15 million in trust preferred securities issued by FCBI Capital Trust were outstanding that are treated as Tier 1 capital for bank regulatory purposes. If FCBI’s outstanding trust preferred securities at December 31, 2003 were not treated as Tier 1 capital at that date, FCBI’s Tier 1 leverage capital ratio would have declined from 8.83% to 7.91%, its Tier 1 risk-based capital ratio would have declined from 13.26% to 11.88%, and its total risk-based capital ratio would have declined from 14.55% to 13.17% as of December 31, 2003. These reduced capital ratios would continue to meet the applicable “well capitalized” Federal Reserve capital requirements.

	December 31, 2003
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Amounts in Thousands)
Total Capital to Risk-Weighted Assets
First Community Bancshares, Inc.	$158,386	14.55%	$87,102	8.00%	$	N/A	N/A
First Community Bank, N. A	148,275	13.67%	86,792	8.00%		108,490	10.00%

Tier 1 Capital to Risk-Weighted Assets
First Community Bancshares, Inc.	$144,331	13.26%	$43,551	4.00%	$	N/A	N/A
First Community Bank, N. A	134,694	12.42%	43,396	4.00%		65,094	6.00%

Tier 1 Capital to Average Assets (Leverage)
First Community Bancshares, Inc.	$144,331	8.83%	$65,388	4.00%	$	N/A	N/A
First Community Bank, N. A	134,694	8.27%	65,131	4.00%		81,414	5.00%

	December 31, 2002
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Amounts in Thousands)
Total Capital to Risk-Weighted Assets
First Community Bancshares, Inc.	$131,097	13.33%	$78,671	8.00%	$	N/A	N/A
First Community Bank, N. A	119,434	12.20%	78,344	8.00%		97,930	10.00%

Tier 1 Capital to Risk-Weighted Assets
First Community Bancshares, Inc.	$118,618	12.06%	$39,336	4.00%	$	N/A	N/A
First Community Bank, N. A	107,164	10.94%	39,172	4.00%		58,758	6.00%

Tier 1 Capital to Average Assets (Leverage)
First Community Bancshares, Inc.	$118,618	8.10%	$58,581	4.00%	$	N/A	N/A
First Community Bank, N. A	107,164	7.35%	58,344	4.00%		72,930	5.00%

     The tangible common equity ratio excludes goodwill and other intangible assets from both the numerator and denominator.

     Tier 1 capital consists of total equity plus qualifying capital securities and minority interests, less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets, and adjustments related to the valuation of mortgage servicing assets and certain equity investments in non-financial companies (principal investments).

     Total risk-based capital is comprised of Tier 1 capital plus qualifying subordinated debt and allowance for loan losses and a portion of unrealized gains on certain equity securities.

     Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined.

     The leverage ratio reflects Tier 1 capital divided by average total assets for the period. Average assets used in the calculation exclude certain intangible and mortgage servicing assets.

Note 14. Other Operating Expenses

     Included in other operating expenses are certain costs, the total of which exceeds one percent of combined interest income and non-interest income. Following are such costs for the years indicated:

	Years Ended December 31,
	2003	2002	2001
	(Amounts in Thousands)
Advertising and public relations	$1,268	$1,272		$1,145
Telephone and data communications	$1,208	$1,070	$	*

* Cost did not exceed the one percent requirement for the reported period.

Note 15. Leases

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2003:

Year ended December 31:

	(Amounts in Thousands)
	Continuing	Discontinued
	Operations	Operations	Total
2004	$675	$307	$982
2005	609	265	874
2006	546	150	696
2007	535	92	627
2008	494	35	529
Later Years	291	3	294

Total minimum payments required:	$3,150	$852	$4,002

Note 16. Fair Value of Financial Instruments

     Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments presented below. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

	2003		2002
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(Amounts in Thousands)
Assets:
Cash and cash equivalents	$61,552	$61,552	$124,585	$124,585
Securities available for sale	444,491	444,491	300,885	300,885
Securities held to maturity	38,020	40,060	41,014	43,342
Derivative financial instruments	83	83	1,677	1,677
Loans held for sale (Discontinued Operations)	18,152	18,195	66,364	67,503
Loans held for investment	1,011,567	1,067,854	913,211	933,691
Interest receivable	8,345	8,345	7,897	7,897
Liabilities:
Demand deposits	194,127	194,127	165,557	165,557
Interest-bearing demand deposits	234,458	234,458	200,296	200,296
Savings deposits	190,366	190,366	180,786	180,786
Time deposits	606,666	605,168	593,088	604,313
Federal funds purchased	—	—	—	—
Securities sold under agreements to repurchase	97,651	97,651	91,877	92,112
Interest, taxes and other obligations	12,037	12,037	15,940	15,940
Other indebtedness	144,616	153,934	59,172	76,311
Other indebtedness-discontinued operations	17,771	17,771	65,185	65,185

Financial Instruments with Book Value Equal to Fair Value

     The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest, taxes and other liabilities are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale

     For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Securities Held to Maturity

     For investment securities, fair value has been based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Derivative Financial Instruments

     Derivative financial instruments are recorded at estimated fair value based upon current market pricing for similar instruments.

Loans

     The estimated value of loans held for investment is measured based upon discounted future cash flows and using the current rates for similar loans. Loans held for sale are recorded at lower of cost or estimated fair value. The fair value of loans held for sale is determined based upon the market sales price of similar loans.

Deposits and Securities Sold Under Agreements to Repurchase

     Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with FAS No. 107. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

Other Indebtedness

     Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

     The amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees is considered equal to fair value. Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

Note 17. Parent Company Financial Information

     Condensed financial information related to First Community Bancshares, Inc. as of December 31, 2003 and 2002, and for each of the years ended December 31, 2003, 2002 and 2001 is as follows:

Condensed Balance Sheets

	December 31,
	2003	2002
	(Amounts in Thousands)
ASSETS
Cash	$4,395	$6,129
Investment in subsidiary	179,776	140,767
Other assets	7,067	6,220

Total assets	$191,238	$153,116

LIABILITIES
Other liabilities	$739	$654
Long-term debt	15,464	—
STOCKHOLDERS’ EQUITY
Common stock	11,442	9,957
Additional paid-in capital	108,128	58,642
Retained earnings	56,894	79,084
Treasury stock	(6,407)	(1,982)
Accumulated other comprehensive income	4,978	6,761

Total stockholders’ equity	175,035	152,462

Total liabilities and stockholders’ equity	$191,238	$153,116

Condensed Statements of Income

(Amounts in Thousands, Except Per Share Data)

	December 31,
	2003	2002	2001
Cash dividends received from subsidiary bank	$11,900	$11,500	$8,500
Other income	1,257	650	331
Operating expense	(790)	(759)	(552)

	12,367	11,391	8,279
Income tax (expense)benefit	(5)	311	72
Equity in undistributed earnings of subsidiary-continuing operations	14,357	12,528	9,494

Net income from continuing operations	$26,719	24,230	17,845

Equity in undistributed (loss) earnings of subsidiary-discontinued operations	(1,481)	489	1,289

Net (loss) income from discontinued operations	(1,481)	489	1,289

Net income	$25,238	$24,719	$19,134

Basic earnings per share	$2.27	$2.26	$1.75

Basic earnings per share continuing operations	$2.41	$2.22	$1.63

Basic earnings per share discontinued operations	$(0.14)	$0.04	$0.12

Diluted earnings per share	$2.25	$2.25	$1.75

Diluted earnings per share continuing operations	$2.39	$2.21	$1.63

Diluted earnings per share discontinued operations	$(0.14)	$0.04	$0.12

Condensed Statements of Cash Flows

(Amounts in Thousands)

	Years Ending December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$25,238	$24,719	$19,134
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary-continuing operations	(14,357)	(13,017)	(10,783)
Equity in undistributed earnings of subsidiary-discontinued operations	1,481
(Decrease) increase in other assets	849	(138)	85
Gain on sale of assets	(999)	(375)	(9)
Increase in other liabilities	87	1,169	621
Other, net	—	185	—

Net cash provided by operating activities	12,299	12,543	9,048

Cash flows from investing activities:
Purchase of securities available for sale	(323)	(1,671)	(2,855)
Payments for investments in and advances to shareholders	(15,000)
Proceeds from sale of securities available for sale	1,845	1,954	586

Net cash (used in) provided by investing activities	(13,478)	283	(2,269)

Cash flows from financing activities:
Repayment of long-term debt	—	(100)	—
Net Proceeds from debt related to the issuance of Trust Preferred Securities	14,560	—	—
Issuance of common stock	709	—	—
Acquisition of treasury stock	(4,977)	(2,491)	(599)
Dividends paid	(10,847)	(9,926)	(8,875)

Net cash (used in) provided by financing activities	(555)	(12,517)	(9,474)

Net (decrease) increase in cash and cash equivalents	(1,734)	309	(2,695)
Cash and cash equivalents at beginning of year	6,129	5,820	8,515

Cash and cash equivalents at end of year	$4,395	$6,129	$5,820

Note 18. Discontinued Operations

On August 18, 2004, the Company sold its United First Mortgage, Inc. (“UFM”) subsidiary headquartered in Richmond, Virginia. The transaction resulted in the sale of 100% of the stock of UFM for cash consideration of approximately $250,000. The transaction produced a third quarter 2004 after-tax gain of approximately $380,000. This sale completed the Company’s exit from its mortgage banking operations.

The business related to UFM is accounted for as discontinued operations in accordance with Financial Accounting Standard (“FAS’) 144 for all periods presented in this report. The results of UFM are presented as discontinued operations in a separate category on the income statement following results from continuing operations. The results of discontinued operations for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Years Ended December 31,
	(Amounts in Thousands)
	2003	2002	2001
INTEREST INCOME:
Interest & fees on loans held for sale	$2,367	$3,584	$2,956
Income on investments taxable	21	40	63
Interest on fed funds and time deposits	11	—	5

	2,399	3,624	3,024

INTEREST EXPENSE:
Interest on short term borrowings	1,975	2,706	2,555
Interest on other borrowings	2	3	7

	1,977	2,709	2,562

Net interest income	422	915	462

OTHER INCOME:
Gain on securities	—	(3)	—
Mortgage banking income	7,165	9,435	9,582

	7,165	9,432	9,582
OTHER EXPENSES:
Salaries and benefits	6,115	6,083	5,348
Occupancy expense	436	467	400
Furniture and equipment expense	254	335	303
Goodwill impairment	397	—	—
Other operating expense	2,559	2,664	2,035

	9,761	9,549	8,086

(Loss) income before income taxes	(2,174)	798	1,958
Applicable income tax (benefit) expense	(693)	309	669

NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(1,481)	$489	$1,289

UFM assets and liabilities for the prior period are classified as discontinued in this report. The major asset and liability categories of discontinued operations for the prior period are presented as follows:

	December 31,	December 31,
	2003	2002
Assets
Cash and due from banks	$2,243	$2,551
Securities available for sale	297	300
Loans held for sale	17,728	65,499
Bank premises and equipment	205	214
Interest receivable	18	168
Other assets	496	1,117
Goodwill & other intangibles	1,385	1,782

Total Assets	$22,372	$71,631

Liabilities
Non-interest bearing deposits	81	99
Other liabilities	140	235
Borrowings	17,771	65,185

Total Liabilities	17,992	65,519

Stockholders’ Equity
Common stock	305	305
Additional paid-in capital	4,914	4,914
Retained (deficit) earnings	(848)	882
Accumulated other comprehensive income	9	11

Total Equity	4,380	6,112

Total Liabilities & Stockholders’ Equity	$22,372	$71,631

During the fourth quarter of 2003, the Company performed its annual impairment test of goodwill, resulting in a charge off of approximately $400,000 of goodwill related to the mortgage banking subsidiary.

Following the 2004 decision to sell the subsidiary, the remaining $1.4 million of goodwill was considered impaired and subsequently charged off in the second quarter 2004. These charges are included in the 2004 “loss from discontinued operations” category on the consolidated income statement and as a reduction to “assets related to discontinued operations” on the balance sheet.

Note 19. Supplemental Financial Data (Unaudited)

     Quarterly earnings for the years ended December 31, 2003, 2002 and 2001 are as follows:

First Community Bancshares, Inc. Quarterly Earnings Summary

	2003
	March 31	June 30	Sept 30	Dec 31
	(Amounts in Thousands, Except Per Share Data)
Interest income	$21,898	$22,152	$23,337	$23,254
Interest expense	6,842	6,632	6,569	6,354

Net interest income	15,056	15,520	16,768	16,900
Provision for loan losses	589	1,308	782	740

Net interest income after provision for loan losses	14,467	14,212	15,986	16,160
Other income	3,047	3,351	3,540	3,406
Securities gains	20	133	1,038	7
Other expenses	8,744	8,753	10,182	9,911

Income before income taxes	8,790	8,943	10,382	9,662
Income taxes	2,470	2,499	3,164	2,925

Net income from continuing operations	6,320	6,444	7,218	$6,737

Net income (loss) from discontinued operations before income tax	701	856	(1,621)	(2,110)
Income tax expense (benefit)	273	333	(632)	(667)

Income (loss) from discontinued operations	$428	$523	$(989)	$(1,443)

Net income	6,748	6,967	6,229	5,294

Per share: Basic earnings	$0.62	$0.63	$0.55	$0.47
Basic earnings continuing	$0.58	0.59	0.64	0.60
Diluted earnings	$0.62	$0.63	$0.55	$0.46
Diluted earnings continuing	$0.58	0.59	0.64	0.59
Dividends	$0.24	$0.24	$0.25	$0.25
Weighted average basic shares outstanding	10,857	10,970	11,262	11,244

Weighted average diluted shares outstanding	10,913	11,085	11,384	11,362

	2002
	March 31	June 30	Sept 30	Dec 31
	(Amounts in Thousands, Except Per Share Data)
Interest income	$23,167	$23,350	$23,597	$22,466
Interest expense	8,983	8,389	7,771	7,156

Net interest income	14,184	14,961	15,826	15,310
Provision for loan losses	937	1,022	1,302	947

Net interest income after provision for loan losses	13,247	13,939	14,524	14,363
Other income	2,428	2,848	2,737	2,992
Securities gains	177	12	22	(599)
Other expenses	8,230	8,274	8,046	8,170

Income before income taxes	7,622	8,525	9,237	8,586
Income taxes	2,009	2,579	2,784	2,368

Net income from continuing operations	5,613	5,946	6,453	$6,218

Income (loss) from discontinued operations before income tax	1,159	143	218	(722)
Income tax expense (benefit)	455	51	85	(282)

Income (loss) from discontinued operations	$704	$92	$133	$(440)

Net income	6,317	6,038	6,586	5,778

Per share: Basic earnings	$0.58	$0.55	$0.60	$0.53
Basic earnings continuing	$0.51	0.54	0.59	0.57
Diluted earnings	$0.58	$0.55	$0.60	$0.52
Diluted earnings continuing	$0.51	0.54	0.59	0.57
Dividends	$0.23	$0.23	$0.23	$0.23
Weighted average basic shares outstanding	10,926	10,940	10,921	10,882

Weighted average diluted shares outstanding	10,976	10,993	10,976	10,940

	2001
	March 31	June 30	Sept 30	Dec 31
	(Amounts in Thousands, Except Per Share Data)
Interest income	$22,288	$22,396	$22,593	$22,528
Interest expense	10,338	10,201	9,953	9,354

Net interest income	11,950	12,195	12,640	13,174
Provision for loan losses	747	985	1,282	2,120

Net interest income after provision for loan losses	11,203	11,210	11,358	11,054
Other income	2,422	2,466	2,556	3,067
Securities gains (losses)	51	(7)	153	(16)
Other expenses	7,436	7,561	7,541	7,401

Income before income taxes	6,240	6,108	6,526	6,704
Income taxes	1,917	1,869	2,045	1,902

Net income continuing operations	4,323	4,239	4,481	4,802

Income from discontinued operations before income tax	193	535	785	445
Income taxes	60	165	266	178

Income from discontinued operations	$133	$370	$519	$267

Net income	4,456	4,609	5,000	5,069
FAS 142 & 147 goodwill amortization	458	464	468	485

Adjusted net income	$4,914	$5,073	$5,468	$5,554

Per share: Basic and diluted earnings per share	$0.41	$0.42	$0.45	$0.46
Basic and diluted earnings per share continuing	0.40	0.39	0.41	0.44
Basic & diluted earnings per share adjusted for FAS 142 & 147	$0.45	$0.46	$0.50	$0.51
Basic & diluted earnings per share continuing adjusted for FAS 142 & 147	0.44	0.43	0.45	0.48
Dividends	$0.19	$0.19	$0.19	$0.24
Weighted average basic shares outstanding	10,940	10,943	10,938	10,934

Weighted average diluted shares outstanding	10,947	10,964	11,003	10,991

* Goodwill amortization on branch acquisitions ceased October 1, 2002 in accordance with FAS 147. Goodwill amortization on all other purchase business combinations ceased on January 1, 2002. The effect of the application of the non-amortization provisions of FAS Statements 142 and 147 on net income and earnings per share for 2001 is presented above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of First Community Bancshares, Inc.

     We have audited the accompanying consolidated balance sheets of First Community Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flow and changes in stockholders’ equity for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Community Bancshares, Inc. and subsidiary at December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill as required by Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, and Statement No. 147, Acquisitions of Certain Financial Institutions.

/s/ Ernst & Young, LLP
Charleston, West Virginia
March 9, 2004, except for Note 18, the date as
to which is August 18, 2004.

REPORT OF MANAGEMENT’S RESPONSIBILITIES

     The management of First Community Bancshares, Inc. is responsible for the integrity of its financial statements and their preparation in accordance with accounting principles generally accepted in the United States. To fulfill this responsibility requires the maintenance of a sound accounting system supported by strong internal controls. The Company believes it has a high level of internal control which is maintained by the recruitment and training of qualified personnel, appropriate divisions of responsibility, the development and communication of accounting and other procedures, and comprehensive internal audits.

     Our independent auditors, Ernst & Young LLP, are engaged to audit, and render an opinion on, the fairness of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our independent auditors obtain an understanding of our internal accounting control systems, review selected transactions and carry out other auditing procedures before expressing their opinion on our consolidated financial statements.

     The Board of Directors has appointed an Audit Committee, composed of outside directors, that periodically meets with the independent auditors, bank examiners, management and internal auditors to review the work of each. The independent auditors, bank examiners and the Company’s internal auditors have free access to meet with the Audit Committee without management’s presence.

/s/ John M. Mendez
John M. Mendez
President & Chief Executive Officer

/s/ Kenneth P. Mulkey
Kenneth P. Mulkey Controller

/s/ Robert L. Schumacher
Robert L. Schumacher Chief Financial Officer

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to the CommonWealth Bank Amended and Restated Stock Option Plan (Form S-8, No. 333-106338), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 63865) of First Community Bancshares, Inc. of our report dated March 9, 2004 (except for Note 18, the date as to which is August 18, 2004), with respect to the consolidated financial statements of First Community Bancshares, Inc. included in this Form 8-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 11, 2005